Exhibit 10.1
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
Second Amended and Restated
Credit Agreement
dated as of June 15, 2011
Among
The Shaw Group Inc.,
as the Borrower,
BNP Paribas,
as Administrative Agent
and
The Other Lenders Signatory Hereto
BNP Paribas Securities Corp.,
as Sole Book Runner and as a Joint Lead Arranger
Bank of America, N.A. and BBVA Compass,
as Co-Syndication Agents
Fifth Third Bank and Bank of Montreal,
as Co-Documentation Agents
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
BBVA Compass and Fifth Third Bank,
as Joint Lead Arrangers
$1,450,000,000 Facility

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
ARTICLE II THE CREDITS	21
2.1 Commitments	21
2.2 Required Payments, Termination	23
2.3 Ratable Loans	24
2.4 Types of Advances	24
2.5 Commitment Fee; Reductions in Aggregate Commitment	24
2.6 Minimum Amount of Each Advance	24
2.7 Optional Principal Payments	25
2.8 Method of Selecting Types and Interest Periods for New Advances	25
2.9 Conversion and Continuation of Outstanding Advances	25
2.10 Change in Interest Rate, etc.	26
2.11 Rates Applicable After Default	26
2.12 Method of Payment	27
2.13 Noteless Agreement, Evidence of Indebtedness	27
2.14 Telephonic Notices	27
2.15 Interest Payment Dates, Interest and Fee Basis	27
2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	28
2.17 Lending Installations	28
2.18 Non-Receipt of Funds by the Agent	28
2.19 Facility LCs	28
2.20 Replacement of Lender	33
2.21 Increase of the Commitments	33
2.22 Defaulting Lenders	34
ARTICLE III YIELD PROTECTION; TAXES	35
3.1 Yield Protection	35
3.2 Changes in Capital Adequacy Regulations	36
3.3 Availability of Types of Advances	37
3.4 Funding Indemnification	38
3.5 Taxes	38

- i -

3.6 Lender Statements; Survival of Indemnity	39
3.7 Effect of Yield Protection	40
ARTICLE IV CONDITIONS PRECEDENT	40
4.1 Effectiveness	40
4.2 Each Credit Extension	41
4.3 Reaffirmations of Warranties	42
ARTICLE V REPRESENTATIONS AND WARRANTIES	42
5.1 Existence and Standing	42
5.2 Authorization and Validity	42
5.3 No Conflict; Government Consent	42
5.4 Financial Statements	42
5.5 Material Adverse Change	43
5.6 Taxes	43
5.7 Litigation and Contingent Obligations	43
5.8 Subsidiaries	43
5.9 ERISA	43
5.10 Accuracy of Information	43
5.11 Regulation T, U and X	44
5.12 Material Agreements	44
5.13 Compliance With Laws	44
5.14 Ownership of Properties	44
5.15 OFAC	44
5.16 Environmental Matters	44
5.17 Investment Company Act	44
5.18 Patriot Act	44
5.19 No Default	45
5.20 Intellectual Property	45
ARTICLE VI COVENANTS	45
6.1 Financial Reporting	45
6.2 Use of Proceeds	46
6.3 Notice of Default	47
6.4 Conduct of Business; Books and Records	47
6.5 Taxes	47
6.6 Insurance	47
6.7 Compliance with Laws	47

- ii -

6.8 Maintenance of Properties	47
6.9 Inspection	47
6.10 Dividends; Publicly Traded Capital Stock	48
6.11 Indebtedness	48
6.12 Merger	49
6.13 Sale of Assets	50
6.14 Investments and Acquisitions	50
6.15 Liens	52
6.16 Affiliates	53
6.17 Prepayment of Other Indebtedness	53
6.18 Contingent Obligations	53
6.19 Letters of Credit	54
6.20 Financial Contracts	54
6.21 Financial Covenants	54
6.22 Subsidiaries	54
6.23 Acquisitions	55
6.24 Fiscal Year and Accounting Method	55
6.25 Agreements Restricting Liens and Distributions	55
6.26 Further Assurances	55
6.27 Excluded SPV	55
ARTICLE VII DEFAULTS	56
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	58
8.1 Acceleration; Facility LC Collateral Account	58
8.2 Amendments	59
8.3 Preservation of Rights	60
ARTICLE IX GENERAL PROVISIONS	60
9.1 Survival of Representations	60
9.2 Governmental Regulation	60
9.3 Headings	60
9.4 Entire Agreement	61
9.5 Several Obligations; Benefits of this Agreement	61
9.6 Expenses; Indemnification	61
9.7 Accounting	62
9.8 Severability of Provisions	62
9.9 Nonliability of Lenders	63

- iii -

9.10 Confidentiality	63
9.11 Nonreliance	63
9.12 Disclosure	63
9.13 Interest	63
9.14 Survival of Prior Agreements	64
9.15 Amendment and Restatement of the Existing Facility	64
9.16 Release of Collateral	65
9.17 Release of Guarantors	65
ARTICLE X THE AGENT	65
10.1 Appointment; Nature of Relationship	65
10.2 Powers	65
10.3 General Immunity	66
10.4 No Responsibility for Loans, Recitals, etc.	66
10.5 Action on Instructions of Lenders	66
10.6 Employment of Agents and Counsel	66
10.7 Reliance on Documents; Counsel	66
10.8 Agent’s Reimbursement and Indemnification	66
10.9 Notice of Default	67
10.10 Rights as a Lender	67
10.11 Lender Credit Decision	67
10.12 Successor Agent	67
10.13 Agent’s Fee	68
10.14 Delegation to Affiliates	68
ARTICLE XI SETOFF; RATABLE PAYMENTS	68
11.1 Setoff	68
11.2 Ratable Payments	68
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	69
12.1 Successors and Assigns	69
12.2 Participations	69
12.3 Assignments	70
12.4 Dissemination of Information	71
12.5 Tax Treatment	71
ARTICLE XIII NOTICES	71
13.1 Notices	71
13.2 Change of Address	72

- iv -

ARTICLE XIV COUNTERPARTS	72
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC	72
15.1 CHOICE OF LAW	72
15.2 CONSENT TO JURISDICTION	72
15.3 WAIVER OF JURY TRIAL	73
15.4 Judgment Currency	73
15.5 USA PATRIOT Act	73
15.6 Waiver of Immunity	73
15.7 Delivery of Lender Addendum	73
15.8 Separateness of Excluded SPV	74

- v -

PRICING SCHEDULE

EXHIBIT 2.13(d)	NOTE

EXHIBIT 2.21	FORM OF LENDER ADDENDUM

EXHIBIT 6.1(d)	COMPLIANCE CERTIFICATE

EXHIBIT 6.1(i)	BACKLOG REPORT

EXHIBIT 6.22	FORM OF GUARANTY

EXHIBIT 12.3.1	ASSIGNMENT AGREEMENT

SCHEDULE 2.19	EXISTING FACILITY LCS

SCHEDULE 5.7	LITIGATION AND CONTINGENT OBLIGATIONS

SCHEDULE 5.8	SUBSIDIARIES

SCHEDULE 5.12	MATERIAL AGREEMENTS

SCHEDULE 6.11(b)	INDEBTEDNESS AND LIENS

SCHEDULE 6.14(b)	SUBSIDIARIES AND OTHER INVESTMENTS

SCHEDULE 6.15(c)	EXISTING LIENS

SCHEDULE 6.18(d)	CONTINGENT OBLIGATIONS

- vi -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amended and Restated Credit Agreement, dated as of June 15, 2011 (the “Effective Date”), is entered into by and among THE SHAW GROUP INC., a Louisiana corporation (the “Borrower”), the Subsidiaries of the Borrower listed on the signature pages hereto as Guarantors (together with each other Person who subsequently becomes a Guarantor, collectively the “Guarantors”) and BNP PARIBAS, as administrative agent for the Lenders as defined below (in such capacity together with any other Person who becomes the agent, the “Agent”).
     WHEREAS, the Borrower, the Lenders, the Departing Lenders (as hereafter defined) and BNP Paribas, as administrative agent and as a Lender, and other parties, entered into an Amended and Restated Credit Agreement dated as of September 24, 2009 (the Credit Agreement as heretofore amended, modified, supplemented and in effect immediately before giving effect to the amendment and restatement thereof contemplated hereby being referred to as the “Existing Facility”).
     WHEREAS, the parties hereto have (a) consented to the amendment and restatement of the Existing Facility as set forth below and (b) agreed that each Departing Lender shall cease to be a party to the Existing Facility as evidenced by its execution and delivery of its Departing Lender Signature Page (as hereafter defined).
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree that the Existing Facility shall, upon the satisfaction of the conditions precedent specified in Section 4.1, but effective as of the Effective Date, be amended and restated to read as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “Accounts” has the meaning stated in the New York Uniform Commercial Code in effect from time to time.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which the Borrower or any of its Subsidiaries (i) acquires from a third party that is not a Subsidiary any going concern business or all or substantially all of the assets of any Person that is not a Subsidiary, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires from a third party that is not a Subsidiary (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that is not a Subsidiary which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a Person other than a corporation that is not a Subsidiary.
     “Advance” means a borrowing hereunder, (i) in respect of any Loan other than a Swing Line Loan, (x) made by the Lenders on the same Borrowing Date, or (y) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period, and (ii) in respect of a Swing Line Loan, a borrowing made by the Swing Line Lender.
     “Affected Lender” is defined in Section 2.20.

     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Agent” has the meaning given in the recital of parties hereto.
     “Aggregate Commitment” means $1,450,000,000, as reduced or increased from time to time pursuant to the terms hereof.
     “Aggregate Facility LC Commitment” means $1,450,000,000, as reduced or increased from time to time pursuant to the terms hereof.
     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders (including the Swing Line Lender).
     “Aggregate Revolving Loan Commitment” means $1,250,000,000, as reduced or increased from time to time pursuant to the terms hereof.
     “Agreed Currencies” means, with respect to a Facility LC, (i) Dollars, (ii) so long as such currencies are Eligible Currencies on the date of issuance of such Facility LC, Australian Dollars, British Pounds Sterling, Canadian Dollars and Euros, (iii) Brazilian Reais, Czech Koruny, India Rupees, Qatar Riyals, Hong Kong Dollars, Malaysian Ringgit, Rial Omani, New Taiwan Dollars, UAE Dirham, Algerian Dinar, Nigerian Naira, Mexican New Peso, Japanese Yen, Bahraini Dinar, Venezuelan Bolivar, Saudi Arabian Riyals, Singapore Dollars and Thai Baht (a) only so long as such currency is an Eligible Currency as of the date of issuance of such Letter of Credit with respect to a Facility LC issued in such currency or (b) only for purposes of a Facility LC which supports an Existing Facility LC that was issued in such currency, and (iv) any other Eligible Currency which the Borrower requests the Agent to include as an Agreed Currency hereunder in respect of a Facility LC and which is acceptable to the Agent and the relevant Issuer of such Facility LC as of the date of issuance of such Facility LC. For the purposes of this definition, each of the specific currencies referred to in clauses (ii) through (iv), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia. Notwithstanding anything herein to the contrary, (a) no Issuer shall be required to issue a Facility LC hereunder in any currency other than Dollars, British Pounds Sterling or Euros unless such Issuer customarily issues other letters of credit in such currency in the ordinary course of business and (b) to the extent that a Facility LC was issued with respect to a currency that that was an Agreed Currency as of the time of the issuance of such Facility LC, such currency shall remain an Agreed Currency solely with respect to such Facility LC.
     “Agreement” means this Credit Agreement, as it may be renewed, extended, amended, restated or modified and in effect from time to time.
     “Agreement Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum and (iii) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business

Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment (excluding the Swing Line Commitment) at such time as set forth in the Pricing Schedule.
     “Applicable LC Fee Rate” means, at any time, the percentage rate per annum for LC Fees at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Authorized Officer” of any Person, means any of the President, Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President, Executive Vice President, Treasurer, Assistant Treasurer, Vice President, Secretary or Assistant Secretary of such Person.
     “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a proceeding under any Debtor Relief Law or has had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.
     “BNPP” means BNP Paribas, in its individual capacity, and its successors and assigns.
     “BNPPSC” means BNP Paribas Securities Corp., as a joint lead arranger and as sole book runner.
     “Borrower” has the meaning given in the recital of parties hereto.
     “Borrowing Date” means a date on which a Credit Extension is made hereunder.
     “Borrowing Notice” is defined in Section 2.8.
     “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market.
     “Calculation Period” means a four quarter period ending on the date of the Borrower’s fiscal quarter end or fiscal year end for which the relevant calculation is being made.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, including, without limitation, any preferred stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) investments in Eurodollars issued by any bank or trust company having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long term certificates of deposit are, at the time of acquisition thereof by Borrower or any Subsidiary, rated A-1 or better by S&P or P-1 or better by Moody’s, and (vi) investments by Foreign Subsidiaries in short term investments, in connection with the cash management programs of such Foreign Subsidiaries, provided that such investments in excess of $25,000,000 in the aggregate shall be with funds held by institutions rated A- (or its equivalent) or better by S&P or A3 (or its equivalent) or better by Moody’s or otherwise acceptable to the Agent and Required Lenders; provided further in each case of clauses (i) through (vi) above, that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
     “Change” has the meaning specified in Section 3.2.
     “Change in Control” means an event or series of events by which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act) is or becomes or has the absolute, unconditional right to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the voting stock of the Borrower; (ii) the Borrower consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges into, the Borrower in a transaction not otherwise permitted hereunder; (iii) the Borrower conveys, transfers or leases all or substantially all of its assets to any Person; (iv) the stockholders of the Borrower approve any plan of liquidation or dissolution of the Borrower; or (v) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower then in office.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral Shortfall Amount” has the meaning specified in Section 8.1.
     “Commitment” means, for each Lender, the Revolving Loan Commitment and the Facility LC Commitment for such Lender.
     “Computation Date” is defined in Section 2.19.13.

     “Confidential Information Memorandum” means the informational materials dated May 2011 and furnished by Borrower to the Lenders in connection with the syndication of the Commitments made under this Agreement (together with all amendments, supplements and subsequent updates thereto).
     “Consolidated Group” means the Borrower, its Subsidiaries and all other Persons (other than the Excluded SPV) treated as if they were Subsidiaries of the Borrower for purposes of preparing consolidated financial statements of the Borrower in accordance with Agreement Accounting Principles, including those Persons required to be consolidated by reason of FIN 46.
     “Consolidated Interest Expense” means, with reference to any period, the actual interest expense of the Consolidated Group calculated on a consolidated basis.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Consolidated Group calculated according to Agreement Accounting Principles on a consolidated basis for such period, excluding any such net income attributable to any Investment in any Person (including the Excluded SPV) that is not a Subsidiary except to the extent of cash distributions from such Person (including the Excluded SPV) to the Borrower or its Subsidiaries.
     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Consolidated Group calculated on a consolidated basis as of such time plus any preferred stock of the Consolidated Group to the extent it has not been redeemed for Indebtedness, as determined in accordance with Agreement Accounting Principles.
     “Consolidated Tangible Net Worth” means at any time Consolidated Net Worth at such time minus goodwill of the Consolidated Group calculated on a consolidated basis as of such time, as determined in accordance with Agreement Accounting Principles.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any limited recourse or recourse note or other obligation, comfort letter (other than a comfort letter that does not evidence Indebtedness or any payment obligation), operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, but excluding contingent liabilities in respect of Performance Letters of Credit.
     “Conversion/Continuation Notice” has the meaning specified in Section 2.9.
     “Costs and Estimated Earnings in Excess of Billings” means all costs and estimated earnings in excess of billings on uncompleted contracts as reflected in the consolidated balance sheet of the Borrower.
     “Credit Extension” means the making of an Advance or the issuance, extension, renewal or increase in the amount of a Facility LC hereunder.
     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.
     “Debtor Relief Laws” means Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
     “Default” means an event described in Article VII.
     “Defaulting Lender” means, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuer or the Swing Line Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder ( provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has become the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Lender Parent by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuer, the Swing Line Lender and each Lender.
     “Departing Lender” means each lender under the Existing Facility that executes and delivers to the Agent a Departing Lender Signature Page.
     “Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Facility on the Effective Date.
     “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of any amount of such currency if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.19.13.
     “Dollars” and “$” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of Borrower that is formed under the laws of the United States of America or any state.

     “EBITDA” means, for any Person for any period, the Consolidated Net Income of such Person for that period plus, to the extent deducted from revenues in determining Consolidated Net Income, without duplication (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) other non-cash losses, charges and expenses for such period to the extent that such charges do not represent cash disbursements during such applicable period, including, without limitation, any amortization of financing fees, (vi) non-recurring cash charges related to the Transactions, (vii) minority interest, (viii) non-cash charges arising in connection with capital stock based compensation paid by the Borrower, (ix) minus, to the extent included in Consolidated Net Income, non-cash gains, all calculated for such Person on a consolidated basis.
     “Effective Date” has the meaning specified in the preamble hereto.
     “Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency; provided that, notwithstanding the foregoing, to the extent that a Facility LC was issued with respect to a currency that was an Eligible Currency as of the time of the issuance of such Facility LC, such currency shall remain an Eligible Currency solely with respect to such Facility LC.
     “Employee Tax Remittance” means the remittance by the Borrower, on behalf of employees of the Borrower and its Subsidiaries, of federal and state income taxes and payroll taxes on the transfer or vesting of compensation awards to such employees based upon the stock of the Borrower, in exchange for the conveyance to or withholding by the Borrower of a portion of such employees’ stock in the Borrower, the amount of such remittance to be not greater than the value of the stock of the Borrower so conveyed to or withheld by the Borrower.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Single Employer Plan (other than an event for which the 30-day notice period is waived); (b) the failure of a Single Employer Plan to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA (determined without regard to any waiver of funding provisions therein); (c) the filing pursuant to Section 412 of the Code of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Single Employer Plan as a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (A) the LIBOR applicable to such Interest Period, divided by (B) one minus the Eurodollar Reserve Percentage applicable to such Interest Period, plus (ii) the Applicable Margin; provided, that in no event shall the Eurodollar Rate exceed the Highest Lawful Rate. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.
     “Eurodollar Reserve Percentage” means for any Interest Period for Eurodollar Loans the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100th of one percent) as determined by the Agent in effect on the date the LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including basic, emergency, supplemental and other marginal reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period. Each determination by the Agent of the Eurodollar Reserve Percentage shall be conclusive and binding, absent manifest error.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded SPV” means (i) Nuclear Energy Holdings, L.L.C., a Delaware limited liability company (“NEH”), which is a special purpose vehicle created for the sole purpose of making the Westinghouse Investments and engaging in certain transactions related thereto or (ii) any Affiliate of the Borrower that is a successor or replacement to NEH and that is a special purpose vehicle created for the sole purpose of owning, maintaining, financing, refinancing or restructuring the Westinghouse Investment.

     “Excluded SPV Debt” has the meaning specified in Section 6.27.
     “Excluded SPV Letters of Credit” has the meaning specified in Section 6.27.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (a) taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located and (b) any U.S. federal withholding taxes imposed by FATCA.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Facility” has the meaning specified in the recitals hereto.
     “Existing Facility LCs” means, collectively, the Letters of Credit listed on Schedule 2.19.
     “Existing Loans” is defined in Section 2.1.1.
     “Facility LC” has the meaning specified in Section 2.19.1.
     “Facility LC Application” has the meaning specified in Section 2.19.3.
     “Facility LC Collateral Account” has the meaning specified in Section 2.19.11.
     “Facility LC Commitment” means the commitment of each Lender to participate in Facility LCs issued by an Issuer in the amount not exceeding that set forth opposite its signature below or on its Lender Addendum or as set forth in any assignment executed pursuant to Section 12.3.1, as modified from time to time pursuant to the terms hereof. In the case of any Lender that executes and delivers a Lender Addendum, the amount of its Facility LC Commitment as set forth therein shall supersede the amount of its Facility LC Commitment theretofore in effect.
     “Facility Termination Date” means the earlier of (i) June 15, 2016 and (ii) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. New York, New York time on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.
     “Fee Letter” means that certain letter agreement dated May 2, 2011 among the Borrower, the Agent and BNPPSC which sets forth the fees to be paid to the Agent and BNPPSC.
     “FIN 46” means Financial Accounting Series Interpretation Number (FIN) 46, “Consolidation of Variable Interest Entities,” as amended from time to time.

     “Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts or warrants or (iii) any other similar contract.
     “Financial LC Obligation” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Financial Letters of Credit outstanding at such time, plus (ii) the aggregate unpaid amount at such time of all Financial Reimbursement Obligations.
     “Financial Letter of Credit” means a Letter of Credit qualifying as a “financial guarantee-type letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(1)(i) or any successor U.S. Comptroller of the Currency regulation and issued by an Issuer under the terms of this Agreement.
     “Financial Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse an Issuer for amounts paid by such Issuer in respect of any one or more drawings under Financial Letters of Credit.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes; provided, that in no event shall the Floating Rate exceed the Highest Lawful Rate.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
     “Foreign Subsidiary” means any Subsidiary of Borrower that is organized under the laws of any jurisdiction other than the United States of America or a state thereof.
     “Fronting Fee” is defined in Section 2.19.4.
     “General Intangibles” has the meaning stated in the New York Uniform Commercial Code in effect from time to time including, without limitation, all Costs and Estimated Earnings in Excess of Billings, all contract rights, rights to receive payments of money, chooses in action, causes of action, judgments, tax refunds and tax refund claims, patents, trademarks, trade names, copyrights, licenses, franchises, computer programs, software, goodwill, customer and supplier contracts, interests in general or limited partnerships, joint ventures or limited liability companies, reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims.
     “Guarantors” means collectively (a) all of the Borrower’s Domestic Subsidiaries that are Material Subsidiaries as of the Effective Date and are party to the Guaranty and (b) any other Domestic Subsidiary of Borrower that shall become a guarantor hereunder pursuant to Section 6.22, in the case of clauses (a) and (b) only for so long as any such Domestic Subsidiary remains a Material Subsidiary.
     “Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, and each guaranty executed pursuant to Section 6.22 hereof, as each of such may be amended or modified and in effect from time to time.

     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the principal amount of the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase or repurchase securities, accounts or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Off-Balance Sheet Liabilities, (viii) Net Mark-to-Market Exposure under Financial Contracts, (ix) reimbursement obligations in respect of Financial Letters of Credit (but excluding reimbursement obligations in respect of Performance Letters of Credit) and (x) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
     “Interest Coverage Ratio” means, for any Calculation Period, the ratio of (a) Shaw EBITDA for such Calculation Period; to (b) Consolidated Interest Expense for such Calculation Period excluding any amortization of financing fees, amortization of discounts and other interest expenses not paid in cash.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Inventory” has the meaning stated in the New York Uniform Commercial Code in effect from time to time, including, without limitation, all goods held for sale or lease, or furnished or to be furnished under contracts of service, or consumed in the applicable party’s business, raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts (to the extent not covered by purchase money liens of manufacturers), all such goods that have been returned to or repossessed by or on behalf of the Borrower or a Guarantor, as applicable, and all such goods released to the Borrower, a Guarantor or to third parties under trust receipts or similar documents.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than Accounts arising in the ordinary course of business on terms customary in the trade in the applicable jurisdiction) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “Issuer” means BNPP and any other Lender (or any subsidiary or affiliate designated by or such Lender) that agrees to issue Letters of Credit hereunder, in each case in its capacity as issuer of Facility LCs hereunder.
     “Issuer LC Agreement” means, with respect to each Issuer, a separate agreement between such Issuer and the Borrower that is not inconsistent with the terms of this Agreement and that may specify additional terms and conditions upon which such Issuer is prepared to issue Facility LCs under this Agreement (including, without limitation, as to the applicable Fronting Fee and the maximum aggregate amount of Facility LCs of such Issuer to be outstanding at any time).
     “LC Fee” is defined in Section 2.19.4.
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Facility LCs outstanding at such time, plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date” has the meaning specified in Section 2.19.5.
     “Legal Requirements” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rule of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any government or public body or authority, or any subdivision, instrumentality or agency thereof.
     “Lenders” means the lending institutions listed on the signature pages to this Agreement (or otherwise party hereto pursuant to Section 12.3) and their respective successors and assigns and the lending institutions executing a Lender Addendum and their respective successors and assigns. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.
     “Lender Addendum” means a Lender Addendum, substantially in the form of Exhibit 2.21, pursuant to which an existing Lender at such time shall have increased its Commitments or a Person shall have become a Lender and undertaken new Commitments at such time.
     “Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     “Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.
     “Letter of Credit” of a Person means a letter of credit which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Shaw EBITDA for the Calculation Period ending on or most recently ended prior to such date.
     “LIBOR” means for any Interest Period for Eurodollar Loans, the per annum rate of interest determined by the Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of one percent) of the offered quotations appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 10:00 a.m. (London time) on the day two Business Days prior to the first day of such Interest Period. If none of such Reuters Screen LIBOR01 Page or any successor or similar service is available, “LIBOR” applicable to any Interest Period for Eurodollar Loans shall be the per annum rate (rounded upward, if necessary, to the nearest 1/100th of one percent) determined by the Agent based upon rates quoted at approximately 10:00 a.m. (London time) (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Interest Period for the offering by the Agent to leading dealers in the London interbank Dollar market of Dollar deposits for delivery on the first day of such Interest Period, in immediately available funds and having a term comparable to such Interest Period and in an amount comparable to the principal amount of the respective Eurodollar Rate Loan to which such Interest Period relates. Each determination by the Agent of LIBOR shall be conclusive and binding, absent manifest error.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).
     “Loan Documents” means this Agreement, the Guaranty, the Facility LC Applications, any Notes issued pursuant to Section 2.13, all documents required under Article IV, and all other documents and instruments executed in connection with this Agreement or the Obligations.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Material Subsidiaries taken as a whole, (ii) the Transactions, (iii) the ability of the Borrower and the Guarantors taken as a whole to perform their respective obligations under the Loan Documents to which any of them is a party, or (iv) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, an Issuer or the Lenders thereunder.
     “Material Indebtedness” has the meaning specified in Section 7.5.
     “Material Subsidiary” shall mean a Subsidiary of Borrower having: (i) assets of $5,000,000 or more or (ii) annual operating cash flow of $1,000,000 or more; provided that (i) none of Atlantic Contingency Constructors, LLC, Shaw AREVA Mox Services, LLC or Shaw-Robotic Environmental Services, LLC shall be deemed a Material Subsidiary and (ii) subject to the prior written consent of the Agent, any Subsidiary that is not a Wholly-Owned Subsidiary shall not be deemed a Material Subsidiary.
     “Modify” and “Modification” have the meaning specified in Section 2.19.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, and determined in accordance with Agreement Accounting Principles, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Financial Contracts. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Financial Contract as of the date of determination (assuming the Financial Contract was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Financial Contract as of the date of determination (assuming such Financial Contract was to be terminated as of that date).

     “Non-Recourse Indebtedness” means Indebtedness of any Person in the Consolidated Group (i) in respect of which neither the Borrower nor any of its Subsidiaries (other than Special Purpose Subsidiaries) shall have any liability whatsoever, whether direct or indirect, contingent or otherwise, and (ii) the provider of which shall have no recourse to any assets of the Borrower or its Subsidiaries (other than the assets for which such Indebtedness was incurred, the proceeds (including, without limitation, proceeds from associated contracts and insurance) of, and improvements, accessories and upgrades to, such assets and the ownership interests of any Special Purpose Subsidiary that owns, whether directly or indirectly, such assets), other than Special Purchase Subsidiaries (as to which recourse of any kind or nature is allowed), each as determined by the Agent in its reasonable discretion.
     “Non-U.S. Lender” has the meaning specified in Section 3.5(d).
     “Note” means any promissory note issued at the request of a Lender pursuant to Section 2.13(c) in the form of Exhibit 2.13(d).
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, Swing Line Loans, all Reimbursement Obligations, Rate Hedging Obligations owing to a Lender or any Affiliate of a Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the Guarantors to the Lenders or to any Lender, the Agent, an Issuer or any indemnified party arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” transaction (a transaction that is treated as an operating lease under Agreement Accounting Principles but a Capitalized Lease for federal income tax purposes) entered into by such Person, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iii) Operating Leases.
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Other Taxes” has the meaning specified in Section 3.5(b).
     “Outstanding Credit Exposure” means (i) as to any Lender at any time, the sum of (x) the aggregate principal amount of its Loans outstanding at such time, plus (y) an amount equal to its Pro Rata Share of the LC Obligations at such time, and (ii) as to the Swing Line Lender only, at any time, the aggregate principal amount of outstanding Swing Line Loans at such time.
     “Participants” has the meaning specified in Section 12.2.1.
     “Payment Date” means the last Business Day of each month of February, May, August and November from and including the Effective Date through and including the Facility Termination Date.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Performance Letter of Credit” means a Letter of Credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or as a “commercial letter of credit” or other short-term self liquidating instrument used to finance the movement of goods that are collateralized by the underlying shipment under 12 CFR Part 3, Appendix A, Section 3(b)(3), or in each case under any successor U.S. Comptroller of the Currency regulation.
     “Performance Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse an Issuer for amounts paid by such Issuer in respect of any one or more drawings under Performance Letters of Credit.
     “Permitted Businesses” means the businesses of Borrower and its Subsidiaries carried on as of the Effective Date and any businesses, services or activities incident or related thereto, and the businesses of the clients of Borrower and its Subsidiaries.
     “Permitted Business Investments” means:
     (i) loans and other extensions of credit to officers, directors and employees of Borrower or any Subsidiary for travel, entertainment, moving and similar expenses or advances made in direct furtherance and in the ordinary course of the business of Borrower or the Subsidiaries;
     (ii) Investments in Persons operating Permitted Businesses, provided that no such Investment shall be a Permitted Business Investment if such Investment could reasonably be expected to have a Material Adverse Effect;
     (iii) Loans and other extensions of credit to an officer or employee of Borrower or a Subsidiary extended in connection with hiring that Person that is the functional equivalent of a signing bonus and is to be forgiven over time if said Person continues his or her employment;
     (iv) Investments by Foreign Subsidiaries in other Foreign Subsidiaries;
     (v) Investments by Borrower in Domestic Subsidiaries and Investments by Domestic Subsidiaries in Borrower;
     (vi) Investments by Borrower and its Domestic Subsidiaries in Foreign Subsidiaries, which Investments are effected after the Effective Date; and
     (vii) Investments by Subsidiaries in Borrower.
     “Permitted Cash Collateral” is defined in Section 6.15(i).
     “Permitted Financial Investments” means the following kinds of instruments:
     (i) receivables arising from the sale of goods and services in the ordinary course of business of Borrower or any Subsidiaries;
     (ii) currency or commodity price hedging agreements, using customary ISDA swap documentation or comparable documentation, entered into with a Lender for the purpose of hedging actual exposure on the currency or commodity price risks of its business and not speculation; and
     (iii) Capital Stock or obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or any Subsidiary.
     “Permitted Liens” means any of the following:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;
     (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;
     (iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (iv) deposits or Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, including, without limitation such deposits or Liens for the benefit of member insurance companies of the American International Companies (“AIC”) or their respective Affiliates or such other sureties as may be required from time to time in the ordinary course of business; further provided that Borrower may provide any such surety with access to the premises, projects and equipment of Borrower that are related to the bonding obligations of such surety as necessary to allow such surety to enforce its rights under and in accordance with applicable laws; further provided that such access shall not be construed as the granting of a Lien on, nor shall any Liens granted in favor of such surety encumber, Inventory, Receivables or Costs and Estimated Earnings in Excess of Billings.
     (v) utility easements, building and zoning restrictions, minor defects or irregularities in title and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
     (vi) judgment and attachment liens not giving rise to a Default or liens created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by Agreement Accounting Principles in respect of a claim;
     (vii) liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback in favor of collecting or payor banks with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in possession of such bank, including setoff rights arising in connection with worldwide consolidated cash management systems;
     (viii) customary set off rights and related financial settlement procedures under Rate Hedging Obligations entered into for the purpose of hedging and not for speculation; and
     (ix) to the extent not permitted by clause (iii) above, Liens arising out of pledges or deposits of cash or Cash Equivalent Investments securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business, not to exceed $60,000,000 in the aggregate;
provided, that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by BNPP as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Pro Forma Liquidity” means, at any time, Unrestricted cash and Cash Equivalent Investments of the Borrower and its Subsidiaries at such time plus the aggregate amount of Revolving Loan Commitments available to be drawn.
     “Projections” means the financial projections (including projected balance sheets, income statements and cash flow statements) for the Borrower and its Subsidiaries, together with the assumptions upon which those projections were based, delivered by the Borrower in connection with the amendment and restatement of the Existing Facility contemplated hereby for the 2011 through 2016 fiscal years of the Borrower and included in the Confidential Information Memorandum.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment. If the Commitments have been terminated at any time that a Pro Rata Share is to be calculated, such calculation shall be made by reference to the Commitments in effect immediately before giving effect to such termination.
     “Purchasers” has the meaning specified in Section 12.3.1.
     “Qualified Stock” means, with respect to any Person, any common stock of such Person or a Subsidiary of such Person.
     “Rate Hedging Agreement” means an agreement, device or arrangement entered into with any Lender or any Affiliate of a Lender providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.
     “Rate Hedging Obligation” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement. For purposes hereof, it is understood that any obligations to any Person arising under a Rate Hedging Agreement entered into at a time such Person (or an Affiliate thereof) is party to this Agreement as a Lender shall continue to constitute “Rate Hedging Obligation” and therefore

“Obligations” hereunder, notwithstanding that such Person (or its Affiliate) has ceased to be a Lender party to this Agreement (by assignment of its interests herein or otherwise) at the time a claim is to be made in respect of such Rate Hedging Agreement.
     “Receivables” means and includes, as to any Person, all of such Person’s then owned or existing and future acquired or arising (i) Accounts, (ii) rights to payment evidenced by chattel paper, documents or an instrument, (iii) rights or claims to receive money that are General Intangibles, (iv) rights or claims to the payment of money or other forms of consideration of any kind including, but not limited to, letters of credit and the right to receive payment thereunder, and all other debts, obligations and liabilities in whatever form from any Person and guaranties, security and Liens securing payment thereof, and (v) cash and non-cash proceeds of any of the foregoing.
     “Refunded Swing Line Loans” has the meaning specified in Section 2.1.2(a).
     “Regulations T, U and X” and “Regulations T, U or X” mean the corresponding regulation of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means, at any time, the aggregate of all Financial Reimbursement Obligations and Performance Reimbursement Obligations.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA with respect to a Single Employer Plan shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
     “Reports” has the meaning specified in Section 9.6.
     “Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.
     “Revolving Credit Loan” means a loan made under Section 2.1, but shall not include a participation in a Facility LC.
     “Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Credit Loans, other than Swing Line Loans, to Borrower in an aggregate amount not exceeding the amount specified on such Lender’s signature page hereto or on its Lender Addendum or as set forth in any assignment executed pursuant to Section 12.3.1, as such amount may be modified from time to time pursuant to the terms hereof.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     “SEC” means the Securities and Exchange Commission, or any successor governmental agency or authority performing a similar function.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Shaw EBITDA” means, for any period, EBITDA for the Consolidated Group. In calculating Shaw EBITDA, (i) for any Acquisition permitted hereunder by Borrower or a Subsidiary of any Person or assets during a Calculation Period for which EBITDA is calculated (A) the EBITDA of such Person or assets for the trailing twelve (12) months immediately preceding the Acquisition shall be included in the first such calculation with respect to such Person or assets and (B) in any subsequent calculation, to the extent such Person or asset’s EBITDA is not consolidated with Borrower’s under Agreement Accounting Principles for a full Calculation Period, the actual EBITDA of such Person or assets for the most recent period prior to the time it was acquired by Borrower or a Subsidiary shall be added to the EBITDA of Borrower to reach a total of a full Calculation Period’s EBITDA for such Person or assets being a part of the calculation of Borrower’s EBITDA; (ii) Shaw EBITDA shall be reduced by EBITDA attributable to any assets sold during the applicable Calculation Period; and (iii) Shaw EBITDA shall be increased by an amount equivalent to the write-down, if any, not to exceed $50,000,000 in connection with the Borrower’s investment in the South Texas Project nuclear expansion (units 3 and 4).
     “Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate.
     “Special Purpose Subsidiary” means any Subsidiary of the Borrower whose principal purpose is to incur Non-Recourse Indebtedness or to become an owner of interests in a Person created to conduct the business activities for which such Indebtedness was incurred, and substantially all the fixed assets of such Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by such Indebtedness.
     “Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement among the Borrower, all Domestic Subsidiaries and the Agent dated as of the Effective Date; provided that (i) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary as of the Effective Date shall not be a party to the Subordination Agreement and (ii) subject to the prior written consent of the Agent, any Subsidiary that is not a Wholly-Owned Subsidiary shall not become a party to the Subordination Agreement.
     “Subsidiary” of a Person means (i) any corporation (other than the Excluded SPV) more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization (other than the Excluded SPV) more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower. Without limiting the foregoing provisions of this definition, no Person shall be deemed to be a Subsidiary of the Borrower solely by reason of FIN 46.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
     “Supplemental Indebtedness” means any Indebtedness or Performance Letter of Credit entered into by the Borrower (other than any such Indebtedness entered into as permitted by Section 6.19(a), (c), (d) or (e) hereof), subject to the conditions that:
     (i) no such Indebtedness or Performance Letter of Credit, as the case may be, shall contain any covenant, representation, warranty, event of default, mandatory prepayment provision or any other measure of financial performance that is not included in this Agreement or that would be more onerous or restrictive on the Borrower or its Subsidiaries than the analogous provision contained in this Agreement;
     (ii) no such Indebtedness or Performance Letter of Credit, as the case may be, shall require the Borrower to make any regularly scheduled prepayment or amortization or require a reduction of the commitments under such facility prior to the Facility Termination Date; and
     (iii) no such Indebtedness or Performance Letter of Credit, as the case may be, shall be secured by any assets of the Borrower or any of its Subsidiaries.
For purposes hereof, the amount of any Supplemental Indebtedness shall be the higher of the aggregate amount of extensions of credit thereunder and the aggregate amount of the commitments to provide extensions of credit thereunder.
     “Swing Line Commitment” means the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.1.2.
     “Swing Line Lender” means BNPP in its capacity as provider of the Swing Line Loans.
     “Swing Line Loan” or “Swing Line Loans” has the meaning specified in Section 2.1.2.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
     “Total Debt” means all Indebtedness (other than in respect of Performance Letters of Credit) for which the Consolidated Group is obligated or which is binding on it or any of its Property, whether directly or by means of Contingent Obligations, determined on a consolidated basis without duplication in accordance with Agreement Accounting Principles.
     “Transactions” means the amendment and restatement of the Existing Facility contemplated hereby.
     “Transferee” has the meaning specified in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Unrestricted” means, with respect to cash and Cash Equivalent Investments, all cash and Cash Equivalent Investments excluding any amounts thereof that are subject to a Lien or a reserve on the balance sheet of the Borrower or any of its Subsidiaries.
     “Westinghouse Entities” means (a) Toshiba Nuclear Holdings (US) Inc., a Delaware corporation, and (b) Toshiba Nuclear Holdings (UK) Limited, an English company.
     “Westinghouse Investments” means the acquisition and/or ownership of up to 20.0% of the issued and outstanding capital stock of each Westinghouse Entity.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities (excluding directors’ qualifying shares) of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization (other than the Excluded SPV) 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any governmental authority, any other governmental authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
THE CREDITS
     2.1 Commitments
     2.1.1 Loan Commitment. Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date, but subject to the reallocation and other transactions described in Section 9.15, any loans made to the Borrower under the Existing Facility prior to the Effective Date which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”) shall be reevidenced as Loans under this Agreement and the terms of the Existing Loans (if any) shall be restated in their entirety and shall be evidenced by this Agreement. From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC (in each case determined after giving effect to any reductions or increases in Commitments scheduled to occur on the date on which each such Loan is to be made or such Facility LC is to be issued), (A) such Lender’s Outstanding Credit Exposure shall not exceed its Commitment, (B) the sum of the aggregate outstanding principal amount of the Loans plus the aggregate Dollar Amount of outstanding Financial LC Obligations shall not exceed the Aggregate Revolving Loan Commitment, (C) the aggregate Dollar Amount of outstanding LC Obligations shall not exceed the Aggregate Facility LC Commitment and (D) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Business Day prior to the Facility Termination Date. All Commitments of the Lenders shall expire on the Facility Termination Date. Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
     2.1.2 Swing Line Commitment
     (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees at any time and from time to time on and after the Effective Date and prior to the Facility Termination Date, to make Swing Line loans (each, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $25,000,000, which Swing Line Loans (i) shall be made and maintained pursuant to one or more Advances comprised of Floating Rate Advances and which shall not be entitled to be converted into Eurodollar Advances, (ii) shall be made in the minimum amount of $1,000,000 (or if less, in the aggregate amount of the remaining unused portion of the Aggregate Revolving Loan Commitment), and (iii) may be repaid and, so long as no Default or Unmatured Default exists hereunder, reborrowed, at the option of the Borrower, in accordance with the provisions hereof. Swing Line Loans shall constitute “Loans” for all purposes hereunder, except they shall be held by the Swing Line Lender (subject to Section 2.1.2(b) below) and, only for purposes of calculating the commitment fee under Section 2.5, shall not be considered a utilization of the Commitment of any Lender hereunder. Notwithstanding the foregoing, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment at any time.
     (b) If any Swing Line Loan is not repaid when due, the Swing Line Lender shall give notice to the Agent to request each Lender, including the Swing Line Lender, to make a Loan as a Floating Rate Advance in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of such Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given; provided that the provision of this subsection shall not affect the obligation of the Borrower to prepay Swing Line Loans in accordance with Section 2.2. Each Lender shall make the proceeds of such Loan available to the Agent for the account of the Swing Line Lender on the next Business Day following such request, in immediately available funds. The proceeds of such Loans shall be immediately applied to repay the Refunded Swing Line Loan.
     (c) At any time before or after a Default or Unmatured Default, if the Commitments shall have expired or be terminated while any Swing Line Loan is outstanding, each Relevant Lender (as defined below), at the sole option of the Swing Line

Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Loan as a Floating Rate Advance, which such Loan shall be deemed a “Loan” for all purposes of this Agreement and the other Loan Documents, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Loan, in either case in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of such Swing Line Loan. The Agent shall notify each such Lender of the amount of such Loan or participation, and such Lender will transfer to the Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Loan or participation. For purposes hereof, (i) “Relevant Lender” shall mean, in connection with any termination or expiration of Commitments, (x) if such expiration or termination occurs pursuant to Section 2.1.1 and after giving effect thereto the Aggregate Outstanding Credit Exposure does not exceed the Aggregate Commitment, each Lender holding a Commitment after giving effect to such expiration or termination and (y) otherwise, each Lender holding a Commitment immediately before giving effect to such expiration or termination and (ii) the Pro Rata Shares of the Relevant Lenders shall be calculated as if the Aggregate Commitment were equal to the sum of the Commitments of the Relevant Lenders as in effect immediately prior to such termination or expiration.
     (d) If any such Lender shall not have so made its Loan or its percentage participation available to the Agent pursuant to this Section 2.1.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (i) the Federal Funds Effective Rate for such day for the first three days and thereafter the interest rate applicable to the Loan, and (ii) the Highest Lawful Rate. Whenever, at any time after the Agent has received from any Lender such Lender’s Loan or participating interest in a Swing Line Loan, the Agent receives any payment on account thereof, the Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Loan or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Agent is required to be returned. Each Revolving Credit Lender’s obligation to make the Loans or purchase such participating interests pursuant to this Section 2.1.2 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Agent or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Unmatured Default or the termination of the Commitments; (C) the occurrence of any Material Adverse Effect; (D) any breach of this Agreement by the Borrower or any other Lender; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Loan, once so participated by any Lender, shall cease to be a Swing Line Loan with respect to that amount for purposes of this Agreement, but shall continue to be a Loan.
     2.2 Required Payments, Termination. The Borrower shall make the following mandatory payments:
     (a) (i) All Loans, all outstanding Reimbursement Obligations and all other unpaid Obligations owing to the Lenders shall be paid in full by the Borrower on the Facility Termination Date, except to the extent that such Obligations are expressly required hereby to be paid on an earlier date.

     (b) Each Swing Line Loan shall be paid in full on the fifth Business Day from the date such Swing Line Loan was made by the Swing Line Lender.
     (c) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. The Lenders shall never be required to make any Advance or issue or participate in any Facility LC, and the Swing Line Lender shall never be required to make any Swing Line Loan, that would cause the Aggregate Outstanding Credit Exposure to exceed the Aggregate Commitment, and no Lender shall be required to make any Advance or issue or participate in any Facility LC that would cause such Lender’s Outstanding Credit Exposure to exceed its individual, total Commitment. If the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall, within 60 days after the earlier of (x) receiving written notice thereof from the Agent or (y) actual knowledge of such deficiency by an officer of the Borrower, repay the principal of the Revolving Credit Loans in an amount equal to such excess. If after giving effect to any such principal repayment there shall be in existence a Collateral Shortfall Amount, Borrower shall immediately pay to the Agent such Collateral Shortfall Amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account.
     2.3 Ratable Loans. Each Advance hereunder, other than Advance of Swing Line Loans, shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.
     2.4 Types of Advances. The Advances (other than Advances made in respect of a Swing Line Loan which must be Floating Rate Advances) may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.8 and Section 2.9.
     2.5 Commitment Fee; Reductions in Aggregate Commitment.
     (a) The Borrower agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily excess of the Aggregate Commitment over the Aggregate Outstanding Credit Exposure (other than Swing Line Loans) from the Effective Date to and including the Facility Termination Date, payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date.
     (b) The Borrower may permanently reduce the Aggregate Commitment in whole or in part by reducing each of the Aggregate Revolving Loan Commitment and the Aggregate Facility LC Commitment ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Day’s prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure, (ii) the amount of the Aggregate Revolving Loan Commitment shall not be reduced below the sum of outstanding Revolving Credit Loans and outstanding Financial LC Obligations and (iii) the Aggregate Facility LC Commitment shall not be reduced below the amount of the LC Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.
     2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $2,500,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance other than those constituting Swing Line Loans, shall be in the minimum amount of $2,500,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the remaining unused portion of the Aggregate Revolving Loan Commitment at such time.
     2.7 Optional Principal Payments. The Borrower may from time to time pay or prepay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $2,500,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances after giving notice to the Agent of such prepayment no later than 1:00 p.m. New York time one Business Day prior to such prepayment. The Borrower may from time to time pay or prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $2,500,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances after giving notice to the Agent of such prepayment no later than 1:00 p.m. New York time three Business Days prior to such prepayment.
     2.8 Method of Selecting Types and Interest Periods for New Advances.
     2.8.1 Loans. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. New York time on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
     (a) the Borrowing Date, which shall be a Business Day, of such Advance,
     (b) the aggregate amount of such Advance,
     (c) the Type of Advance selected, and
     (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.
The Agent shall promptly notify each Lender of the receipt of a Borrowing Notice. Not later than 12:00 p.m. New York time on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York, New York to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address. The Borrower shall be entitled to have a maximum of five separate Eurodollar Advances hereunder for all Loans outstanding at any one time.
     2.8.2 Swing Line Loans. Whenever the Borrower requires an Advance under the Swing Line Loans, it shall give written notice thereof (or telephonic notice promptly confirmed in writing) to the Swing Line Lender not later than 11:00 a.m. New York, New York time on the date of such Advance. Each notice shall be irrevocable and shall specify the aggregate principal amount of such Advance and the Borrowing Date of such Advance (which shall be a Business Day). No later than 12:00 p.m. New York, New York time on the requested date, the Swing Line Lender shall make available to the Borrower in immediately available funds the amount of such Advance at the Borrower’s general deposit account maintained with the Swing Line Lender, or as otherwise directed by the Borrower.
     2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.2 or

Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. New York time at least three Business Days prior to the date of the requested conversion or continuation, specifying:
     (i) the requested date, which shall be a Business Day, of such conversion or continuation,
     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and
     (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
Advances under the Swing Line Loan shall at all times remain Floating Rate Advances, and may not be converted into Eurodollar Advances. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.
     2.10 Change in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance (and on which date, if a conversion has occurred, the Eurodollar Rate is charged), at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or Applicable Margin, as applicable. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Section 2.8 and Section 2.9 and otherwise in accordance with the terms hereof. Changes in the rate of interest on that portion of any Advance maintained as a Eurodollar Advance will take effect simultaneously with each change in the Applicable Margin regardless of whether such date falls during an existing Interest Period. No Interest Period for any Eurodollar Advance held by any Lender may begin before and end after the Facility Termination Date.
     2.11 Rates Applicable After Default. Upon the occurrence and during the continuance of a Default under Section 7.2, (i) each Eurodollar Advance shall bear interest, after as well as before judgment, for the remainder of the applicable Interest Period at the lesser of (x) the Eurodollar Rate calculated by adding the Applicable Margin for Level V (as set forth on the Pricing Schedule) plus 2% per annum and (y) the Highest Lawful Rate, (ii) each Floating Rate Advance shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (x) the Floating Rate calculated by adding the

Applicable Margin for Level V plus 2% per annum and (y) the Highest Lawful Rate and (iii) the LC Fee shall be calculated by using the Applicable Margin for Level V increased by 2% per annum. Default interest shall be payable on demand.
     2.12 Method of Payment. **
     2.13 Noteless Agreement, Evidence of Indebtedness.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to Section 2.13(a) and Section 2.13(b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the form of Exhibit 2.13(d) attached hereto. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Section 2.13(a) and Section 2.13(b) above.
     2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an Authorized Officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.
     2.15 Interest Payment Dates, Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable in arrears on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period, and upon any prepayment. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Eurodollar Advances, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of each Lender, interest at the applicable rate in accordance with Section 2.11.
     2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Commitment increase notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.17 Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and an Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
     2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the time and date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.19 Facility LCs.
     2.19.1 Issuance. The parties hereto acknowledge that on and after the Effective Date the Existing Facility LCs shall be Facility LCs issued by an Issuer pursuant to this Agreement.

Facility LCs issued hereunder may be issued in any Agreed Currency. Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement and the applicable Issuer LC Agreement, if any, to issue Financial Letters of Credit and Performance Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify” and each such action, a “Modification”), from time to time from and including the Effective Date and prior to the fifteenth Business Day prior to the Facility Termination Date upon the request of the Borrower; subject to the conditions that, immediately after each such Facility LC is issued or Modified and after giving effect to any reductions or increases in Commitments and Outstanding Credit Exposures scheduled to occur on the date on which each such Facility LC is issued or Modified, (i) the aggregate outstanding principal amount of the Loans plus the aggregate Dollar Amount of the outstanding Financial LC Obligations shall not exceed the Aggregate Revolving Loan Commitment, (ii) the aggregate Dollar Amount of outstanding LC Obligations shall not exceed the Aggregate Facility LC Commitment and (iii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC issued on or after the Effective Date shall have an expiry date later than the fifth Business Day prior to the Facility Termination Date.
     2.19.2 Participations. Immediately upon the issuance or Modification by an Issuer of a Facility LC in accordance with this Section 2.19, such Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such Issuer, an undivided interest and participation in such Facility LC (and each Modification thereof and the related LC Obligations in proportion to its Pro Rata Share), the Obligations of the Borrower in respect thereof, and the liability of such Issuer thereunder, in an amount equal to such Lender’s Pro Rata Share of the full amount of such Facility LC.
     2.19.3 Notice. Subject to Section 2.19.1, the Borrower shall give the applicable Issuer and the Agent, notice prior to 10:00 a.m. New York, New York time at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, such Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by such Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
     2.19.4 LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, a fee on the amount of each Facility LC available for drawing at a per annum rate equal to the Applicable LC Fee Rate, such fee to be payable in quarterly arrears to the Agent for the ratable benefit of the Lenders (including each Issuer), plus (without duplication of the fees provided for in connection with the Fronting Fee (as defined below)), documentation and processing charges and other standard costs of issuance (such fee an “LC Fee”). The Borrower shall also pay to each Issuer for its own account (a) quarterly in arrears, a fronting fee (the “Fronting Fee”) at a rate per annum equal to .125% per annum (or as otherwise agreed in the applicable Issuer LC Agreement, if any) on the amount of each Facility LC issued by such Issuer available for drawing, and (b) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such Issuer’s standard schedule for such charges as in effect from time to time with respect to the issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and each drawing made thereunder. For purposes of calculating the LC Fee and Fronting Fees hereunder, the face amount of each Facility LC made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Facility LC as determined on the most recent Computation Date with respect to such Facility LC.
     2.19.5 Administration, Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such Issuer on demand for (a) such Lender’s Pro Rata Share of the Dollar Amount of each payment made by such Issuer under each Facility LC (such Dollar Amount to be determined at the time of such payment by such Issuer) to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (b) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such Issuer’s demand for such reimbursement (or, if such demand is made after 10:00 a.m. New York, New York time on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.
     2.19.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuer on or before the applicable LC Payment Date for the Dollar Amount to be paid by such Issuer upon any drawing under any Facility LC such Dollar Amount to be determined at the time of such payment by such Issuer, without presentment, demand, protest or other formalities of any kind, in the currency in which such Facility LC was issued; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) such Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All outstanding Reimbursement Obligations not paid in full on the applicable LC Payment Date shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances for such day. Each Issuer will pay to each Lender ratably in accordance with its Pro Rata Share the Dollar Amount of all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such Issuer, but only to the extent such Lender has made payment to such Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
     2.19.7 Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with each Issuer and each Lender that the Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against any Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.
     2.19.8 Actions of Issuer. Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer. Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
     2.19.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such Issuer or the Agent may incur (or which may be claimed against such Lender, such Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (b) by reason of or on account of such Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor Beneficiary, provided that the Borrower shall not be required to indemnify any Lender, any Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of any Issuer or (ii) any Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
     2.19.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share (determined at the time such indemnity is sought), indemnify each Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
     2.19.11 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any Issuer or the Lenders in respect of any Facility LC, maintain a special interest bearing collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article III, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
     2.19.12 Rights as a Lender. In its capacity as a Lender, an Issuer shall have the same rights and obligations as any other Lender.
     2.19.13 Agreed Currency Provisions. The Agent will determine the Dollar Amount of the LC Obligations as of (a) the date five Business Days prior to the proposed date of issuance or Modification and (b) on and as of the last Business Day of each fiscal quarter of the Borrower and on any other Business Day at the Agent’s reasonable discretion or upon instruction by the Required Lenders. Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date”. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding LC Obligations (calculated, with respect to those LC Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date) exceeds the Aggregate Facility LC Commitment at any time, the Borrower shall immediately make deposits to the Facility LC Collateral Account to the extent of the Collateral Shortfall Amount.

     2.20 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, Section 3.2 or Section 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 or (c) any Lender shall become a Defaulting Lender (any Lender so affected or becoming a Defaulting Lender, an “Affected Lender”), the Borrower may elect, with the consent of the Issuers and the Swing Line Lender (each consent not to be unreasonably withheld), if such amounts continue to be charged, such suspension is still effective or such Lender continues to be a Defaulting Lender, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (a) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit 12.3.1 and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender which as to the Affected Lender shall be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (b) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Section 3.1, Section 3.2 and Section 3.5.
     2.21 Increase of the Commitments.
     (a) The amount of the Aggregate Facility LC Commitment, Aggregate Revolving Loan Commitment and Aggregate Commitment may be increased up to an amount (immediately after giving effect to such increase) not to exceed the difference of (x) $1,950,000,000 minus (y) the Aggregate Facility LC Commitment on the Effective Date minus (z) the aggregate amount of all outstanding Supplemental Indebtedness permitted by Section 6.11(p), at the request of the Borrower from time to time as follows: (i) the Borrower shall designate one or more financial institutions acceptable to the Agent (which acceptance will not be unreasonably withheld), to assume Facility LC Commitments, Revolving Loan Commitments and Commitments in an aggregate amount equal to the amount of such increase and (ii) on the date that such increase becomes effective, Revolving Credit Loans shall be repaid and/or borrowed to the extent necessary such that they shall be held by the Lenders ratably in proportion to their respective Pro Rata Shares (determined after giving effect to such designations). In the event of the designation by the Borrower of a financial institution pursuant to clause (i) of the preceding sentence (each financial institution being so designated being referred to herein as an “Assuming Lender”), and subject to the execution and delivery to the Agent by the Borrower and such Assuming Lender of documentation satisfactory to the Agent in its reasonable discretion to effect such designation: (x) such Assuming Lender shall become (or, if such Assuming Lender was theretofore a Lender shall continue as) a Lender having a Facility LC Commitment, Revolving Loan Commitment and Commitment equal to the amount of such increase allocated to such Assuming Lender in such designation (plus, if such Assuming Lender was theretofore a Lender, the amount of the Facility LC Commitment, Revolving Loan Commitment and Commitment held by such Assuming Lender immediately prior to such designation) and (y) the participations in outstanding Facility LCs and Reimbursement Obligations shall thereupon automatically and without further action be re-allocated all to the extent necessary such that the participations in such Facility LCs and Reimbursement Obligations shall be held by the Lenders ratably in proportion to their respective Pro Rata Shares (determined after giving effect to such designations). In no event shall any Lender be required to become an Assuming Lender.

     (b) Each increase in the Aggregate Facility LC Commitment pursuant to Section 2.21(a) shall automatically and simultaneously increase the Aggregate Commitment and the Aggregate Revolving Loan Commitment by the same amount.
     2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 2.5 and 2.19.4, or as otherwise accruing under this Agreement;
     (b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender (x) pursuant to Section 8.2(a)(i), (ii) or (iv) or (y) which affects such Defaulting Lender differently than other Lenders, shall require the consent of such Defaulting Lender;
     (c) if any Outstanding Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) all or any part of such Lender’s Outstanding Credit Exposure in respect of LC Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposure (after giving effect to such reallocation) does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) each non-Defaulting Lender’s Outstanding Credit Exposure (after giving effect to such reallocation) does not exceed such non-Defaulting Lender’s Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay any Outstanding Credit Exposure in respect of Swing Line Loans and (y) second, cash collateralize such Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations, if any, (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1(a) for so long as such Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations pursuant to Section 2.22(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.19.4 with respect to such cash collateralized Outstanding Credit Exposure so long as such Outstanding Credit Exposure is cash collateralized;
     (iv) if the Outstanding Credit Exposure in respect of LC Obligations and Swing Line Loans of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c)(i), then the fees payable to the Lenders pursuant to Section 2.5 and Section 2.19.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

     (v) if all or any portion of such Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations and Swing Line Loans is neither cash collateralized nor reallocated pursuant to Section 2.22(c)(i) or (ii), then, without prejudice to any rights or remedies of any Issuer or Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Outstanding Credit Exposure in respect of LC Obligations and Swing Line Loans, if any,) and LC Fees payable under Section 2.19.4 with respect to such Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations and Swing Line Loans, if any, shall be payable to such Issuer until such Outstanding Credit Exposure is cash collateralized and/or reallocated;
     (d) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuer shall be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s Outstanding Credit Exposure in respect of LC Obligations at such time will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c)(ii), and participating interests in any such newly issued or increased Facility LC or newly made Swing Line Loan shall be allocated among the non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and
     (e) The Borrower shall not be required to (i) reimburse any Defaulting Lender pursuant to Section 9.6(a) or otherwise for any costs, charges or expenses paid or incurred by such Lender in connection with any dispute over or with respect to such Lender’s status as a Defaulting Lender or (ii) indemnify any Defaulting Lender pursuant to Section 2.19.9 or Section 9.6(b) to the extent that such indemnification obligation relates to such Lender’s status as a Defaulting Lender.
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuer shall be required to issue, amend or increase any Facility LC, unless the Swing Line Lender or any Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or the relevant Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Agent, the Borrower, the Issuers and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Outstanding Credit Exposure of the Lenders in respect of LC Obligations and Swing Line Loans shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share, (y) all cash collateral provided by the Borrower under Section 2.22(c)(ii) shall be returned to it and (z) the Borrower shall no longer be required to provide cash collateral under Section 2.22(c)(ii) unless and until the circumstances described therein requiring such cash collateral thereafter occur.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1 Yield Protection.

     (a) If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects any Lender or any applicable Lending Installation or any Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or any Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such Issuer, as the case may be, of making or maintaining its Eurodollar Loans, Commitment, or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 30 days of demand by such Lender or such Issuer, as the case may be, the Borrower shall pay such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such increased cost or reduction in amount received. A Lender claiming compensation under this section shall notify the Borrower in writing of such claim, and shall only be entitled to compensation under this Section 3.1 for increased costs occurring (A) from and after the date of such notice until the events giving rise to such claim have ceased to exist, and (B) during the one hundred twenty (120) day period preceding the date the Borrower receives notice from Agent or such Lender setting forth the described claim for compensation.
     (b) Borrower may, if obligated to make a payment under this Section 3.1, require the Lender(s) collecting such payment to (i) to the extent reasonably possible, change its Lending Installation to a different location so as to minimize such payment obligation, so long as such designation would not, in the judgment of such Lender, result in an increase in costs to such Lender or would otherwise be disadvantageous to such Lender, or (ii) sell its interests herein to a Lender or other Person reasonably satisfactory to Agent in accordance with Section 12.3.
     3.2 Changes in Capital Adequacy Regulations.

     (a) If a Lender or an Issuer determines the amount of capital required or expected to be maintained by such Lender or such Issuer, any Lending Installation of such Lender or such Issuer, or any corporation controlling such Lender or such Issuer is increased as a result of a Change, then, within 30 days of demand by such Lender or such Issuer, the Borrower shall pay such Lender or such Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such Issuer’s policies as to capital adequacy). “Change” means (i) any change after the Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Effective Date which affects the amount of capital required or expected to be maintained by any Lender or any Issuer or any Lending Installation or any corporation controlling any Lender or any Issuer; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change” regardless of the date enacted, adopted, issued or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines of any court, central bank, regulator or other governmental authority that are in effect in the United States on the Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States. A Lender claiming compensation under this section shall notify the Borrower in writing of such claim, and shall only be entitled to compensation under this Section 3.2 for increased costs as a result of a Change occurring (A) from and after the date of such notice until the events giving rise to such claim have ceased to exist, and (B) during the one hundred twenty (120) day period preceding the date the Borrower receives notice from Agent or such Lender setting forth the described claim for compensation resulting from such Change.
     (b) Borrower may, if obligated to make a payment under this Section 3.2, require the Lender(s) collecting such payment to (i) to the extent reasonably possible, change its Lending Installation to a different location so as to minimize such payment obligation, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender, or (ii) sell its interests herein to a Lender or other Person reasonably satisfactory to Agent in accordance with Section 12.3.
     3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine before the commencement of any Interest Period for Eurodollar Advances to be made or continued by them or converted from Floating Rate Advances held by them that (a) deposits of a type and maturity appropriate to match fund such Eurodollar Advances are not available or (b) the interest rate applicable to such Eurodollar Advances does not accurately reflect the cost of making or maintaining such Eurodollar Advances, then, for so long as such circumstances continue, the Agent shall suspend the availability of Eurodollar Advances for such Interest Period and require any affected outstanding Eurodollar Advances to be converted to Floating Rate Advances on the last days of the respective Interest Periods for such affected outstanding Eurodollar Advances.

     3.4 Funding Indemnification. If (i) any payment, conversion or (pursuant to Section 2.20) assignment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise or (ii) any Loan is not made, prepaid or continued on the date specified by the Borrower for any reason other than default by the Lenders, then the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     3.5 Taxes.
     (a) All payments by the Borrower to or for the account of any Lender, any Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuer or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, any Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
     (c) The Borrower hereby agrees to indemnify the Agent, each Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, each Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each, a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date it becomes a Lender, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or replacement or successor forms as the case may be, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 when it becomes a Lender, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (A) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (B) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event

(including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.5(d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     (h) In the event that Borrower reimburses any Lender or the Agent for any Taxes or pays any Taxes on any Lender’s or the Agent’s behalf pursuant to this Section 3.5 and such Lender or Agent thereafter receives any refund or credit of such Taxes, such Lender or Agent shall promptly pay Borrower the amount, as determined by such Lender in good faith, of any such refund or credit that was actually received by such Lender as a consequence of such refund; provided that the Lender shall not be required to make available its tax returns or any other information relating to its taxes that it deems to be confidential.
     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 3.1, Section 3.2 and Section 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such

Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, Section 3.2, Section 3.4 or Section 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be presumed correct in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within 10 days after receipt by the Borrower of such written statement. The obligations of the Borrower under Section 3.1, Section 3.2, Section 3.4 and Section 3.5 shall survive payment of the Obligations and termination of this Agreement.
     3.7 Effect of Yield Protection. The provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.6 shall be interpreted in the broadest possible terms to include any costs, payments or reduced income due to taxes, capital adequacy provisions, reserve requirements and withholding obligations (a) required by law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (b) as a result of a Change, or (c) due to the payment of any sums on a date other than the regularly scheduled date. The Borrower does hereby indemnify and hold harmless the Agent and each Lender for all such costs and does hereby agree to pay same or cover the Agent’s or any Lender’s expenses or losses in regard to same. The Borrower shall pay such sums to the Agent or to any Lender as are necessary to mitigate all such items. This obligation is in addition to all other Obligations of the Borrower hereunder.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Effectiveness. This Agreement shall not be effective until the date that the following conditions precedent are satisfied:
     (a) Closing Documents. The Borrower shall have furnished the following to the Agent each in form and substance satisfactory to the Agent and with sufficient copies for the Lenders, where appropriate, executed by the relevant Person:
     (i) This Agreement.
     (ii) The Guaranty.
     (iii) The Subordination Agreement.
     (iv) Copies of the articles or certificate of incorporation or organization, as applicable, of the Borrower and the Guarantors, together with all amendments, certified by the appropriate governmental officer in such Person’s jurisdiction of organization or at Borrower’s option, by an appropriate officer of Borrower or the relevant Guarantor.
     (v) Copies, certified by an Authorized Officer acceptable to the Agent of the Borrower and the Guarantors, as applicable, of their respective by-laws, operating agreement or other management agreement.

     (vi) Copies, certified by an Authorized Officer acceptable to the Agent of the Borrower and the Guarantors, as applicable, along with certificates of good standing and existence, as applicable, of resolutions of their respective boards of directors or members and of any other body authorizing the execution of the Loan Documents to which such Person is a party.
     (vii) Incumbency certificates, executed by an Authorized Officer acceptable to the Agent of the Borrower and the Guarantors, as applicable, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers or managers of the Borrower and the Guarantors authorized to sign the Loan Documents to which such Person is a party, upon which certificates the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
     (viii) A written opinion or opinions of counsel to the Borrower and the Guarantors, addressed to the Lenders and covering such matters as may be required by Agent, in form and substance reasonably satisfactory to the Agent.
     (ix) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.
     (x) Such other documents as any Lender or its counsel may have reasonably requested.
     (b) Fees and Expenses.
     (i) All reasonable and documented out-of-pocket fees, costs, and expenses of BNPP and its affiliates (including, without limitation, reasonable legal fees and expenses of counsel to the Agent) to be paid on the Effective Date shall have been paid; provided that the Borrower has received an invoice at or before one Business Day prior to the Effective Date.
     (ii) The Borrower shall have paid to the Agent and BNPPSC, for their respective accounts, the fees agreed to pursuant to the terms of the Fee Letter, or as otherwise agreed from time to time.
     (iii) The Borrower shall have paid to the Agent, for respective accounts of each of the Lenders, the upfront fees set forth in the Confidential Information Memorandum.
     4.2 Each Credit Extension. In addition to the above, the Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:
     (a) There exists no Default or Unmatured Default both before and after giving effect to such Credit Extension.
     (b) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     (c) Agent has received a Borrowing Notice.

     4.3 Reaffirmations of Warranties. Each Borrowing Notice or request for issuance of, extension, renewal or increase in the amount of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.1 and Section 4.2 have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower for itself and each of its Domestic Subsidiaries represents and warrants to the Lenders that:
     5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to so qualify would not have a Material Adverse Effect.
     5.2 Authorization and Validity. The Borrower and each Guarantor has the requisite power and authority to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and each Guarantor of the Loan Documents to which it is a party and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower and each Guarantor is a party constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any Guarantor of any of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries, except for such violations or defaults as would not have a Material Adverse Effect or (b) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for such conflicts, violations or defaults as would not have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Domestic Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations, the performance by any Guarantor of its obligations under its Guaranty or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4 Financial Statements. (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at August 31, 2010 and the related consolidated statements of income, cash flow, and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, and (b) the consolidated balance sheets of the Borrower and its Subsidiaries as of and for each fiscal quarter in and the portion of the fiscal year ending on February 28, 2011 and the related consolidated statements of income, cash flow, and retained earnings of the Borrower and its Subsidiaries, certified by the chief financial officer of the Borrower, for each of such fiscal quarters, copies of which have been furnished to the Agent, were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject to year-end audit adjustments and the absence of footnotes in the case of statements referred to in clause (b) above.
     5.5 Material Adverse Change. Since August 31, 2010, and except for matters disclosed by the Borrower in writing in filings with the United States Securities and Exchange Commission between August 31, 2010 and the Effective Date, there has been no change in the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.
     5.6 Taxes. The Borrower and each of its Domestic Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists, and (b) for such failures to file or failures to pay as could not have a Material Adverse Effect.
     5.7 Litigation and Contingent Obligations. Except as disclosed on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their executive officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. As of the Effective Date, except as disclosed on Schedule 5.7, other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 which should be disclosed under Agreement Accounting Principles.
     5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth for each Subsidiary (a) such Subsidiary’s jurisdiction of incorporation or organization, (b) the percentage of such Subsidiary’s Capital Stock or other ownership interests owned by the Borrower or any other Subsidiary and (c) whether each of such Subsidiaries is a Material Subsidiary and if such Subsidiary is a Material Subsidiary. As of the Effective Date, all of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     5.9 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     5.10 Accuracy of Information. The written information furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, contains no material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.11 Regulation T, U and X. The Loans and other transactions contemplated hereunder will not violate the provisions of Regulations T, U or X.
     5.12 Material Agreements. Except as disclosed on Schedule 5.12, neither the Borrower nor any Subsidiary is a party to any loan transaction or guaranty of the Indebtedness of another Person as of the Effective Date. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness in excess of $20,000,000.
     5.13 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except where the failure to so comply could not have a Material Adverse Effect.
     5.14 Ownership of Properties. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     5.15 OFAC. Neither the Borrower nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     5.16 Environmental Matters. The noncompliance, if any, of Borrower or any of its Subsidiaries with Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     5.18 Patriot Act. The Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.19 No Default. On the Effective Date, no Default or Unmatured Default will have occurred or be continuing.
     5.20 Intellectual Property. The Borrower and each of its Subsidiaries has obtained rights to use all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights, except for such rights the failure to obtain any of which would not reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     6.1 Financial Reporting. The Borrower will furnish to the Agent and the Lenders:
     (a) Within 90 days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.
     (b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, its consolidated unaudited balance sheets and consolidated profit and loss statement and a statement of cash flows as of the end and for such quarterly period, together with a certification by its Chief Executive Officer and its Chief Financial Officer in accordance with the Sarbanes-Oxley Act of 2002 (it being understood and agreed that the Borrower’s filing of a Form 10-Q with the SEC with respect to a fiscal quarter within the period specified above shall be deemed to satisfy the Borrower’s obligations under this Section 6.1(b) with respect to such fiscal quarter).
     (c) As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of a plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for such fiscal year and, if requested by the Required Lenders, as soon as available (but in any event after such request prior to the beginning of third fiscal quarter for such fiscal year), an updated copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for the remaining six months of such fiscal year.
     (d) Together with the financial statements required under Section 6.1(a) and Section 6.1(b), a compliance certificate in substantially the form of Exhibit 6.1(d) signed by an

Authorized Officer of the Borrower showing the calculations necessary to determine compliance with Section 6.21 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
     (e) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
     (f) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or could reasonably be expected to be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which in the case of clause (i) or clause (ii) could reasonably be expected to have a Material Adverse Effect.
     (g) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished (it being understood and agreed that the Borrower’s filing of such financial statements, reports and proxy statements with the SEC shall be deemed to satisfy the Borrower’s obligations under this Section 6.1(g) with respect thereto).
     (h) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports, except for those filed on Form S-8, which the Borrower or any of its Subsidiaries files with the SEC.
     (i) Together with the financial statements required under Section 6.1(a) and Section 6.1(b), a Backlog Report, in substantially the form of Exhibit 6.1(i) and signed by an Authorized Officer of the Borrower.
     (j) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to clauses (a), (b) and (h) of this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the filing of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 6.1 to the Agent.
     6.2 Use of Proceeds. The Borrower will use the proceeds of the Advances and the Facility LCs to finance working capital needs, for general corporate purposes (including funding acquisitions permitted by this Agreement) of the Borrower and its Subsidiaries and to pay transaction fees and expenses in connection with the financing contemplated hereby. Such purposes will not violate and are otherwise consistent with the terms of the Loan Documents and all laws, rules and regulations, including Regulations T, U and X. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.
     6.3 Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     6.4 Conduct of Business; Books and Records. The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (b) maintain proper books and records, in which full, true and correct entries are made of all financial transactions in relation to its business and activities, and (c) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except for (a) mergers and consolidations of Subsidiaries with and into Borrower or any Domestic Subsidiaries, to the extent permitted under Section 6.12 hereof, (b) the dissolution or liquidation of Subsidiaries that are not Guarantors so long as the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (c) the dissolution or liquidation of Subsidiaries if the net proceeds from any such dissolution are paid to the Borrower or any Guarantor or (d) any failure of the Borrower or a Subsidiary to be in good standing or to maintain such requisite authority, where in the case of this clause (d), such failure to be in good standing or maintain such requisite authority could not reasonably be expected to have a Material Adverse Effect.
     6.5 Taxes. The Borrower will, and will cause each Subsidiary to, pay all taxes, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent, expect where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance Agreement Accounting Principles.
     6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar circumstances.
     6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards applicable to it including, without limitation, all Environmental Laws and ERISA except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect.
     6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to maintain in all material respects all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except that the foregoing shall not apply to Property disposed of by Borrower in accordance with Section 6.13 hereof.
     6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.
     6.10 Dividends; Publicly Traded Capital Stock. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than stock splits or dividends payable in its own Capital Stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, or make any Investments in publicly traded Capital Stock, except that
     (a) any Subsidiary may declare and pay dividends or make distributions ratably on its Capital Stock;
     (b) the Borrower may take any such action if (i) no Default or Unmatured Default has occurred and is continuing, (ii) the sole consideration delivered by the Borrower in connection therewith is cash and (iii) either (x) if at the time of such payment and after giving effect thereto, Unrestricted cash and Cash Equivalent Investments of the Borrower is less than $500,000,000, the aggregate amount thereof does not exceed $50,000,000 in any fiscal year or (y) if at the time of such payment and after giving effect thereto, Unrestricted cash and Cash Equivalent Investments of the Borrower (minus the aggregate outstanding principal amount of the Loans) is at least $500,000,000, the aggregate amount thereof does not exceed $500,000,000 from and after the Effective Date; and
     (c) the Borrower may make Employee Tax Remittances; and
     (d) the Borrower may make Investments in publicly traded Capital Stock permitted by Section 6.14(m).
     6.11 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
     (a) Indebtedness created hereunder (subject to the limitations specified in Section 6.27(b)(i)).
     (b) Indebtedness existing on the Effective Date and described in Schedule 6.11(b).
     (c) Secured or unsecured Indebtedness incurred in the ordinary course of business in connection with the acquisition of Property by the Borrower, or any Subsidiary (excluding Indebtedness assumed pursuant to an Acquisition), provided that the aggregate principal amount of such Indebtedness shall not exceed the value of the Property so acquired, and in any event, the outstanding principal amount of such purchase money Indebtedness shall not exceed $50,000,000 in the aggregate at any time and any Lien securing any such Indebtedness shall attach only to the Property so acquired.
     (d) Secured or unsecured Indebtedness having terms and conditions reasonably acceptable to the Agent assumed by the Borrower or a Subsidiary in connection with an Acquisition permitted hereunder and not discharged on the Effective Date which shall not exceed $100,000,000 in the aggregate after the Effective Date; provided that such Indebtedness was not created or increased in anticipation of such Acquisition and any Lien securing any such secured Indebtedness shall attach only to the Property securing such Indebtedness prior to its assumption.
     (e) Non-Recourse Indebtedness.

     (f) Indebtedness of Foreign Subsidiaries to the Borrower or a Domestic Subsidiary incurred to facilitate the operations and funding of said Foreign Subsidiaries.
     (g) Indebtedness of Foreign Subsidiaries to non-Affiliates of Borrower in a principal amount not to exceed $50,000,000; provided that before and after giving effect to such Indebtedness, no Default or Unmatured Default shall have occurred and be continuing.
     (h) Indebtedness of Borrower or a Domestic Subsidiary owing to the Borrower or any Domestic Subsidiary.
     (i) Indebtedness of a Foreign Subsidiary owing to a Foreign Subsidiary.
     (j) Indebtedness of a Domestic Subsidiary owing to a Foreign Subsidiary.
     (k) Indebtedness of Borrower owing to a Foreign Subsidiary.
     (l) Indebtedness constituting the net obligations of a Person as of the date of a required calculation under a Rate Hedging Agreement in the ordinary course of business and not for the purposes of speculation.
     (m) Obligations, including, without limitation, contingent liabilities, in respect of letters of credit permitted by Section 6.19.
     (n) Indebtedness that constitutes a renewal, refinancing or extension of any Indebtedness referred to in this Section 6.11; provided that (i) no Lien existing at the time of such renewal, refinancing or extension shall be extended to cover any property not already subject to such Lien, and (ii) the principal amount of any Indebtedness renewed, refinanced, replaced or extended shall not exceed the amount of such Indebtedness outstanding immediately prior to such renewal, refinancing, replacement or extension (except with respect to the amount of any reasonable premium and other fees and expenses incurred in connection with such renewal, refinancing, replacement or extension and an amount equal to any existing unutilized commitments thereunder).
     (o) Contingent Obligations permitted under Section 6.18.
     (p) Indebtedness under Supplemental Indebtedness, provided that the aggregate amount of all outstanding Supplemental Indebtedness shall not exceed the difference (if positive) of (x) $500,000,000 minus (y) the aggregate amount by which the Aggregate Facility LC Commitment has been increased pursuant to Section 2.21 following the Effective Date.
     (q) Without duplication of the Indebtedness permitted under Section 6.11(a) above and subject to the limitations specified in Section 6.27(b)(i), Indebtedness of the Borrower and/or any Subsidiary of up to ¥6,500,000,000 with respect to the Excluded SPV and/or the Excluded SPV Debt.
     6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that if at the time thereof and immediately after giving effect thereto no Default or Unmatured Default shall have occurred and be continuing, (a) any Subsidiary may merge into or be consolidated with the Borrower in a transaction in which the Borrower is the surviving Person, (b) any Subsidiary may merge into or be consolidated with any Domestic Subsidiary in a transaction in which the surviving entity is a Domestic Subsidiary, (c) any Foreign Subsidiary may merge into or be consolidated with any Foreign Subsidiary and (d) mergers and consolidations constituting Acquisitions permitted under Section 6.23.
     6.13 Sale of Assets. The Borrower will not, nor will it permit any Material Subsidiary to, lease, sell or otherwise dispose of (in one transaction or in a series of transactions) its Property to any other Person, except:
     (a) Sales of Inventory in the ordinary course of business.
     (b) Sales, leases or other dispositions by Borrower or any Subsidiary of obsolete, underutilized, damaged or defective Property or equipment that is no longer used or useful in the business of Borrower or its Subsidiaries.
     (c) Any sale, lease or other disposition (i) from the Borrower to any Guarantor, (ii) from any Domestic Subsidiary that is not a Guarantor to the Borrower, another Domestic Subsidiary or any Foreign Subsidiary, (iii) from any Guarantor to the Borrower or any other Guarantor, (iv) from any Foreign Subsidiary to the Borrower, another Foreign Subsidiary or any Domestic Subsidiary or (v) from the Borrower or any Guarantor to any Subsidiary that is not a Guarantor in an aggregate amount not to exceed $75,000,000 during any fiscal year.
     (d) Leases or licenses (but not a sale, lease, exclusive license or other transfer other than any such lease or license in respect of which (i) the Borrower or any of its Subsidiaries retains, without material restriction, the right to continue to use the Property subject to the lease or license or (ii) the term is for no more than five years), by the Borrower or any Subsidiary of patents, trademarks, copyrights, know-how or other intellectual property to any other Person in the ordinary course of business.
     (e) The sale, lease, exclusive license or transfer of other assets in any fiscal year in an aggregate amount not to exceed 15% of Consolidated Tangible Net Worth as of the end of the immediately preceding fiscal year of the Borrower.
     (f) The sale of real property by Landbank Properties, L.L.C. and its Subsidiaries in the ordinary course of business.
     (g) The sale, lease, exclusive license or transfer of other Property with an aggregate value not exceeding $250,000 in any fiscal year of the Borrower.
     6.14 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Foreign Subsidiaries), or commitments therefor, or to create any Subsidiary (except in accordance with Section 6.22 and Section 6.23) or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
     (a) Cash Equivalent Investments.
     (b) Investments in existence on the Effective Date and described in Schedule 6.14(b) in an amount not greater than the amount thereof on the Effective Date.
     (c) Acquisitions permitted under Section 6.23.

     (d) Investments in (i) corporate debt obligations rated A or better by S&P or A2 or better by Moody’s, (ii) obligations of, or fully guaranteed by, the United States of America or (iii) obligations of, or fully guaranteed by, a government or agency thereof rated A or better by S&P or A2 or better by Moody’s, in each case maturing not more than twenty four (24) months from the date of acquisition thereof.
     (e) Investments in money market funds rated AA-mf or higher by Moody’s or AAm or higher by S&P and having assets greater than $500,000,000.
     (f) Repurchase agreements relating to Cash Equivalent Investments, which shall be collateralized for at least 100% of face value, issued by any of the Lenders or any other bank or trust company organized under the laws of the United States or any state thereof, which bank or trust company (other than the Lenders to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompson Bank Watch Service (all of which must mature within twelve (12) months from the time of acquisition thereof).
     (g) Settlement accounts between the Borrower and its Domestic Subsidiaries or its Domestic Subsidiaries and other Domestic Subsidiaries arising by operation of the cash management system of the Borrower and its Domestic Subsidiaries in the ordinary course of business.
     (h) Permitted Business Investments.
     (i) Permitted Financial Investments.
     (j) Investments by Borrower or any Subsidiary thereof in any Person to the extent the consideration paid consists solely of Qualified Stock of Borrower, unless the nature of such Investment could reasonably be expected to cause a Material Adverse Effect.
     (k) Investments not otherwise permitted by this Section 6.14, the aggregate amount (at original cost) of all such Investments of the Borrower and all of its Subsidiaries shall never exceed $25,000,000.
     (l) Investments in the Capital Stock of the Excluded SPV.
     (m) The Borrower may make Investments in publicly traded Capital Stock (i) up to an aggregate amount of $100,000,000, if at the time of each such Investment and after giving effect thereto Unrestricted cash and Cash Equivalent Investments of the Borrower is at least $500,000,000, and (ii) to the extent permitted by any of paragraphs (c), (h), (i), (j) and (k) of this Section 6.14.
     (n) Investments in government, government agency or corporate bond funds rated A or better by S&P or A2 or better by Moody’s and having an average maturity of not more than thirty-six (36) months.
     (o) Investments in an aggregate amount not in excess of $75,000,000 to the extent used to acquire the remaining Capital Stock of joint ventures not previously owned by the Borrower or any of its Subsidiaries.

     6.15 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, nor will it covenant with any other Person not to grant such a Lien to the Agent, except:
     (a) Permitted Liens.
     (b) Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to this Agreement.
     (c) Liens existing on the Effective Date and described in Schedule 6.15(c).
     (d) Liens incurred in connection with any Acquisition permitted under Section 6.23; provided that such Liens shall encumber only the Property so acquired and were not created in contemplation of such Acquisition.
     (e) Liens securing Indebtedness permitted under Section 6.11(c) or Section 6.11(d) and only to the extent the Liens are permitted by such sections.
     (f) Any renewal, extension or replacement of any Lien referred to in Section 6.15(c) and Section 6.15(d) above; provided that no Lien arising or existing as a result of such extension, renewal or replacement shall be extended to cover any property not theretofore subject to the Lien being extended, renewed, refinanced or replaced and provided further that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of the Indebtedness so secured at the time of such extension, renewal, refinancing or replacement (except with respect to the amount of any reasonable premium or other fees and expenses incurred in connection with such renewal, refinancing, replacement or extension and an amount equal to any existing unutilized commitments thereunder).
     (g) Liens on (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds and performance bonds and (ii) escrow deposits or accounts, project specific deposit accounts or other deposit relationships established by contract with the Borrower’s customers, in each case referred to in the preceding clause (i) and (ii) maintained in the ordinary course of business for the purpose of facilitating disbursements or surety coverage with respect to a specific project.
     (h) (1) Liens on Property of the Foreign Subsidiaries securing Indebtedness of the Foreign Subsidiaries, not exceeding $10,000,000 in the aggregate, and (2) Liens securing payments in respect of Letters of Credit issued with respect to Indebtedness of Foreign Subsidiaries, not exceeding $25,000,000 in the aggregate.
     (i) Liens over cash collateral in an aggregate amount not exceeding $300,000,000 securing payment in respect of Letters of Credit (“Permitted Cash Collateral”), provided that at each time any such Permitted Cash Collateral is posted, and immediately after giving effect thereto, the Borrower and its Subsidiaries shall have Unrestricted cash or Cash Equivalent Investments of not less than $500,000,000, which cash and Cash Equivalent Investments shall be free and clear of all Liens (other than Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to this Agreement).
     (j) Liens on the Capital Stock of the Excluded SPV securing Indebtedness permitted under Section 6.11(q).

     6.16 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, provided this Section 6.16 shall not prohibit (a) inter-company transfers not otherwise restricted hereunder (except those permitted by operation of Section 6.13(c)(v)) or (b) transactions among the Borrower and its Wholly-Owned Subsidiaries not involving any Affiliates thereof and not otherwise restricted hereunder.
     6.17 Prepayment of Other Indebtedness. The Borrower will not, and will not permit any Subsidiary to (a) make voluntary prepayments of principal or interest on any other of the Borrower’s or such Subsidiary’s Indebtedness except (i) as expressly provided herein, (ii) prepayments of principal or interest secured by liens on Property sold in accordance with Section 6.13 hereof, or (iii) in an amount not to exceed $10,000,000 in the aggregate for Borrower and its Subsidiaries during any fiscal year of Borrower during the term hereof; or (b) amend or obtain or grant a waiver of any term of any of such Indebtedness, without the prior written consent of the Required Lenders other than in respect of inter-company transfers or inter-company Indebtedness not otherwise prohibited hereunder.
     6.18 Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except for:
     (a) endorsement of instruments for deposit or collection in the ordinary course of business,
     (b) Reimbursement Obligations (subject to the limitations specified in Section 6.27(b)(i)),
     (c) the Guaranty,
     (d) guaranties and other Contingent Obligations listed on Schedule 6.18(d) attached hereto,
     (e) guaranties by Borrower or any of its Subsidiaries made in the ordinary course of business of any payment to a vendor of goods or services to the Borrower or its Subsidiaries, guaranties by Borrower of any obligations of the Subsidiaries owed to any customer of Borrower or a Subsidiary made with respect to the performance by Borrower or such Subsidiary of a contract for the sale of goods or the delivery of services to such customer, or guarantees by the Borrower or any of its Subsidiaries relating to contracts for sales of goods or services where the party to the contract is a joint venture or other Person in which the Borrower or any of its Subsidiaries has an ownership interest or other Person in which the Borrower or any of its Subsidiaries has no ownership interest but is indemnified by said Person,
     (f) the contingent liability evidenced by a guaranty executed by the Borrower to guarantee obligations of Foreign Subsidiaries under one or more credit facilities for working capital and letters of credit; provided, that the aggregate obligations of the Borrower under such guaranties shall not exceed $50,000,000 plus accrued unpaid interest at any time outstanding,

     (g) such Contingent Obligations as would be permitted to be incurred if such Contingent Obligations were incurred as Indebtedness by such Borrower or any such Subsidiary under Section 6.11,
     (h) reimbursement or guaranty obligations owing to bonding companies issuing bonds on behalf of the Borrower or any of its Subsidiaries incurred in the ordinary course of the Borrower’s business, and
     (i) guaranties by Borrower or any of its Subsidiaries with respect to any Indebtedness or other obligations of a joint venture or other Person in which the Borrower or any of its Subsidiaries has an ownership interest if the aggregate amount of such guaranties does not exceed $20,000,000 at any time outstanding.
     6.19 Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than:
     (a) Facility LCs (subject to the limitations specified in Section 6.27(b)(i)),
     (b) Letters of Credit issued under Supplemental Indebtedness,
     (c) Subject to Section 6.15(i), Letters of Credit in an aggregate amount (excluding Letters of Credit described in the other clauses of this Section 6.19) not to exceed $300,000,000 in the aggregate for Borrower and its Subsidiaries, and
     (d) Subject to Section 6.15(h)(2), Performance Letters of Credit in an aggregate amount (excluding Letters of Credit described in the other clauses of this Section 6.19) not to exceed $25,000,000 in the aggregate for the Foreign Subsidiaries.
     6.20 Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except (a) Rate Hedging Agreements made for nonspeculative purposes and (b) Financial Contracts in respect of commodities entered into with any Lender or any Affiliate of a Lender for nonspeculative purposes.
     6.21 Financial Covenants .
     6.21.1 Leverage Ratio. With effect from and after May 31, 2011, Borrower will not permit the Leverage Ratio to exceed 2.50 to 1.00 as of the last day of any of its fiscal quarters.
     6.21.2 Interest Coverage Ratio. With effect from and after May 31, 2011, Borrower will not permit the Interest Coverage Ratio for any Calculation Period to be less than 3.00 to 1.00.
     6.22 Subsidiaries. The Borrower will, and will cause each of its Domestic Subsidiaries (whether now existing or hereafter created) during such period that such Domestic Subsidiary is a Material Subsidiary to guarantee, pursuant to a guaranty in the form of Exhibit 6.22 (including any and all supplements and joinders thereto) and in favor of the Agent for the benefit of the Lenders, the repayment of all or a portion of the Obligations.

     6.23 Acquisitions. The Borrower will not, and will not allow its Subsidiaries to make Acquisitions unless (a) if Pro Forma Liquidity both immediately before and after giving effect thereto is less than $100,000,000, the aggregate cash consideration (defined as total net cash to be paid, plus Indebtedness and Contingent Obligations to be assumed in connection with any Acquisition, plus the Acquisition costs associated with such Acquisition) for such Acquisition is less than $25,000,000, (b) the aggregate cash consideration (as so defined) for all Acquisitions made from and after the Effective Date does not exceed $500,000,000, (c) the acquisition target is in the same or similar line of business as the Permitted Businesses; (d) no Default or Unmatured Default shall exist before or after giving effect to any such Acquisition; (e) the Borrower or a Subsidiary is the surviving entity holding greater than fifty percent (50%) of the Capital Stock or ownership interests in the Acquisition target; (f) a substantial portion of the Borrower’s executive management team of the Borrower as of the Effective Date (to include in all cases the chief executive officer and the chief financial officer of the Borrower) is the surviving management team; (g) all Acquisitions shall be completed in accordance with applicable laws in all material respects; (h) Agent shall be provided with satisfactory opinions with regard to any Acquisition as it may request; (i) the terms of Section 6.22 are satisfied; and (j) the board of directors or other applicable governing body of the Acquisition target approves the Acquisition.
     6.24 Fiscal Year and Accounting Method. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or method of accounting except as required by Agreement Accounting Principles; provided, however, that the Borrower may change its fiscal year on a single occasion if the Borrower has given the Agent 30 days prior written notice of such change.
     6.25 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts (a) the ability of any Subsidiary to (i) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (ii) make loans or advances to the Borrower or any Subsidiary of the Borrower, or (iii) transfer any of its Properties to the Borrower or any Subsidiary of the Borrower or (b) the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its Property to secure the Obligations or to become a guarantor of the Obligations, other than prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Loan Documents; (ii) applicable Legal Requirements; (iii) customary non-assignment provisions entered into in the ordinary course of business; (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (v) any restriction arising under the credit facilities permitted under Section 6.11; (vi) Liens, prohibitions or restrictions permitted by Section 6.15 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the Property subject to such Liens or (vii) customary provisions, leases and other contracts restricting the assignment thereof.
     6.26 Further Assurances. The Borrower at its expense shall, and shall cause each of its Subsidiaries to, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower or any of its Subsidiaries in the Loan Documents.
     6.27 Excluded SPV.
     (a) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not permit the Excluded SPV to engage in any business or activity, other than (i) making, maintaining, renewing, extending or restructuring the Westinghouse Investments and (ii)

issuing notes to make the Westinghouse Investments and, subject to Section 6.27(b)(iv), renewing, extending, refinancing, replacing or restructuring such notes with Indebtedness containing terms that, taken as a whole, are not materially more onerous to the Excluded SPV than the terms of such notes as of the Effective Date (collectively with such notes, the “Excluded SPV Debt”).
     (b) Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, make any Investment in the Excluded SPV or incur any Indebtedness or provide other credit support for the direct or indirect benefit of the Excluded SPV (including any direct or indirect guarantee or other credit support of any Indebtedness of the Excluded SPV), other than (i) causing revolving Financial Letters of Credit to be issued under this Agreement (the “Excluded SPV Letters of Credit”) to provide for (x) payments of a portion of the principal of the Excluded SPV Debt (which portion shall not exceed ¥6,500,000,000 at any time) and (y) payments of any interest on the Excluded SPV Debt, (ii) equity Investments not to exceed $35,000,000 in the Excluded SPV, (iii) Investments in the Excluded SPV to finance the payment of transaction costs and expenses incurred in connection with the issuance, renewal, extension, refinancing, replacement or restructuring of the Excluded SPV Debt or the Westinghouse Investment and (iv) refinancing the Indebtedness under the Excluded SPV Debt with similar Indebtedness that is Non-Recourse Indebtedness (provided that such Indebtedness may not constitute Non-Recourse Indebtedness to the extent (and in the amount of) the Excluded SPV Debt, as in effect on the Effective Date, does not constitute Non-Recourse Indebtedness).
     (c) The Borrower shall cause to be inserted into the indenture or similar instrument governing the Excluded SPV Debt no later than the time the same are issued a provision reasonably satisfactory to the Agent in form and substance substantially to the effect of Section 15.8 hereof, but with such changes as shall be necessary to constitute such provision an acknowledgement by the holders of the Excluded SPV Debt that neither the Borrower nor any of the Guarantors shall have any liability with respect to the Excluded SPV Debt.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Default:
     7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
     7.2 Nonpayment of (a) principal when due, (b) interest within five (5) days of when due on any Loan, (c) nonpayment of any Reimbursement Obligation within five (5) days of when the same becomes due, or (d) nonpayment of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) days of when the same becomes due.
     7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, Section 6.3, Section 6.4 (with respect to the Borrower’s existence) or Sections 6.10 through 6.26.

     7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender).
     7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
     7.6 The Borrower or any of its Subsidiaries shall:
     (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
     (b) make an assignment for the benefit of creditors,
     (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property,
     (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it,
     (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or
     (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(c) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.
     7.8 The Borrower or any of its Subsidiaries shall fail within 30 consecutive days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.9 An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
     7.10 Any Change in Control shall occur.
     7.11 The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues unremedied for a period of more than thirty (30) days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender).
     7.12 Except as otherwise permitted by this Agreement, any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
     7.13 Nonpayment by the Borrower of any Rate Hedging Obligation in excess of $10,000,000 when due or the breach by the Borrower of any term, provision or condition contained in any Rate Hedging Agreement in excess of $10,000,000.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1 Acceleration; Facility LC Collateral Account.
     (a) If any Default described in Section 7.6 or Section 7.7 occurs and is continuing, the obligations of the Lenders to make Credit Extensions hereunder and the obligation and power of each Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (i) the amount of LC Obligations at such time, less (ii) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may (A) terminate or suspend the obligations of the Lenders to make Credit Extensions hereunder and the obligation and power of each Issuer to issue Facility LCs, or declare the Obligations and any affected Lender may declare the Rate Hedging Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (B) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
     (b) If at any time while any Default has occurred and is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
     (c) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the Issuers under the Loan Documents.
     (d) At any time while any Default has occurred and is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining, in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
     (e) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Credit Extensions and the obligation and power of the Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or Section 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
     8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that:
     (a) no such supplemental agreement shall, without the consent of each Lender directly affected thereby:
     (i) reduce the amount or postpone or extend the mandatory payments required under Section 2.2 or any other regularly scheduled payment of principal of any Loan or any payment date for, or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees on any Loan or any Reimbursement Obligations related thereto;
     (ii) increase the amount of such Lender’s Revolving Loan Commitment or the Facility LC Commitment;
     (iii) reduce the amount of such Lender’s Revolving Loan Commitment or the Facility LC Commitment, except as otherwise provided in Section 2.5(b);
     (iv) extend the termination date of such Lender’s Revolving Loan Commitment or Facility LC Commitment or the expiry date of any Facility LC beyond a date that is later than the fifth Business Day prior to the Facility Termination Date; or

     (v) amend Section 11.2 or alter the manner in which payments or prepayments or principal, interest or other amounts shall be applied as among the Lenders or Types of Loan;
     (b) no such supplemental agreement shall, without the consent of all of the Lenders:
     (i) reduce the percentage specified in the definition of “Required Lenders”;
     (ii) amend this Section 8.2; and
     (iii) release all or substantially all of the Guarantors of any Credit Extension; provided, however, that any Guarantor may be released if such Guarantor is sold or transferred as permitted under this Agreement or any other Loan Document;
     (c) No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent; and
     (d) No amendment of any provision relating to any Issuer shall be effective without the written consent of such Issuer.
     (e) No amendment of any provision relating to the Swing Line Lender shall be effective without the written consent of the Swing Line Lender.
Notwithstanding the foregoing, the Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.
     8.3 Preservation of Rights. No delay or omission of the Lenders, the Issuers or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuers and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the Issuers and the Lenders relating to the subject matter thereof other than the Fee Letter. In the event of any conflict between the terms of this Agreement and those of any other Loan Document, the terms of this Agreement shall control, subject to the provisions of Section 9.14.
     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such) or shall be responsible for any other Lender’s failure to make Loans as required hereby. The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that BNPPSC shall enjoy the benefits of the provisions of Section 9.6, Section 9.9 and Section 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6 Expenses; Indemnification.
     (a) The Borrower shall reimburse the Agent and BNPPSC for any costs, internal charges and reasonable out-of-pocket expenses (including attorneys’ and accountants’ fees and time charges of attorneys and accountants for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or BNPPSC in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, BNPPSC, the Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, BNPPSC, the Issuers and the Lenders, which attorneys may be employees of the Agent, BNPPSC, the Issuers or the Lenders) paid or incurred by the Agent, BNPPSC, the Issuers or any Lender in connection with the collection and enforcement of the Loan Documents. Notwithstanding the foregoing sentence, the Lenders shall only be reimbursed for the attorneys’ fees and time charges of attorneys of one counsel that will represent all the Lenders unless (i) a conflict arises such that the Lenders divergent interest can not be represented by one counsel or (ii) it has been determined that special local counsel is necessary in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time the Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent has exercised its rights of inspection pursuant to this Agreement.
     (b) The Borrower hereby further agrees to indemnify the Agent, BNPPSC, the Issuers, each Lender, the Affiliates of each of the foregoing and their respective directors, officers, employees, advisors and agents (collectively, the “Indemnitees”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Indemnitee is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, including any of such arising from any of said

Indemnitees own negligence or under any doctrine of strict liability, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnitee seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     (c) Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent in the number of counterparts requested by the Agent.
     9.7 Accounting.
     (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature are to be construed in accordance with the Agreement Accounting Principles, as in effect from time to time, except that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the Effective Date in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in the Agreement Accounting Principles or in the application thereof, then such provision will be interpreted on the basis of the Agreement Accounting Principles as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything in this Agreement to the contrary, for purposes of calculating the net income, net worth, indebtedness and all other amounts included in any financial ratio or test under this Agreement in each case of any Person in the Consolidated Group other than the Borrower or its Subsidiaries (each such Person, a “FIN 46 Entity”), the portion of such FIN 46 Entity’s net income, net worth, indebtedness or other such amount that shall be included in such calculation under this Agreement for purposes of the Consolidated Group shall equal (a) the total amount of such FIN 46 Entity’s net income, net worth, indebtedness or other such amount multiplied by (b) the percentage of such FIN 46 Entity’s voting Capital Stock (or, if no such Capital Stock exists, such FIN 46 Entity’s ownership interest) that is directly or (through one or more Subsidiaries) indirectly held by the Borrower.
     (b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
     9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.9 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuers and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, BNPPSC, any Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, BNPPSC, any Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, BNPPSC, any Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, BNPPSC, any Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.10 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, agents and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4.
     9.11 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.
     9.12 Disclosure. Each party hereto (a) acknowledges and agrees that the Agent, BNPPSC, any Issuer or any Lender and/or their respective Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower and its Subsidiaries, and (b) waives any liability of any such party to any other party hereto, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the party holding such investment, making such other loan or having such other relationship with the Borrower and its Subsidiaries.
     9.13 Interest. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Agent or any Lender, or charged, contracted for, reserved, taken or received by the Agent or any Lender, for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything herein or in any Note or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest and the Borrower shall not be required to pay interest on the Obligations at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable hereunder, under such Note or such Loan Documents would exceed the Highest Lawful Rate, or if any Lender or the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower hereunder or under such Note or other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Borrower shall be reduced to the amount allowed under applicable law and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall in the first instance be credited on the principal of the Obligations of the Borrower (or if all such Obligations shall have been paid in full, refunded to the Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, reserved, taken, charged or received by any Lender under the Notes and the Obligations and under the other Loan Documents are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, and shall be made, to the extent permitted by usury laws applicable to such Lender, by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Notes and this Agreement all interest at any time contracted for, charged or received by such Lender in connection therewith. Furthermore, in the event that the maturity of any Obligation is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by applicable law and excess interest, if any, provided for in this Agreement, any Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be refunded to the Borrower.
     9.14 Survival of Prior Agreements. The rights and privileges afforded the Agent and BNPPSC in the Fee Letter and in that letter agreement dated August 11, 2009 among BNPPSC, the Agent and the Borrower, shall survive the execution of this Agreement and the Effective Date and Agent and BNPPSC shall continue to be entitled to the benefits thereof.
     9.15 Amendment and Restatement of the Existing Facility .. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Existing Facility shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under and as defined in the Existing Facility which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” to the “Agent”, the “Credit Agreement” and the “Loan Documents” (each as defined in the Existing Facility) shall be deemed to refer to the Agent, this Agreement and the Loan Documents, (b) the Existing Facility LCs which remain outstanding on the Effective Date shall continue as Facility LCs under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of the Aggregate Outstanding Credit Exposure under the Existing Facility as are necessary in order that each such Lender’s Outstanding Credit Exposure and outstanding Loans hereunder reflects such Lender’s Pro Rata Share of the Aggregate Outstanding Credit Exposure on the Effective Date, (e) the Existing Loans (as defined in Section 2.1.1) of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing Facility shall be terminated and each Departing Lender shall not be a Lender hereunder and (f) the Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Loans (including the “Eurodollar Loans” under the Existing Facility) and such reallocation described above, in each case on the terms and in the manner set forth in Section 3.4 hereof.

     9.16 Release of Collateral. Each Lender and each Departing Lender hereby authorize the Agent to release any Lien granted to or held by the Agent upon any and all Collateral provided under any “Collateral Document” defined in, and pursuant to, the Existing Facility. Upon the effectiveness of this Agreement on the Effective Date, the liens and security interests granted to the Agent pursuant to the “Collateral Documents” under the Existing Facility shall be automatically terminated and released.
     9.17 Release of Guarantors. (a) A Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower or any Guarantor, at such Person’s expense, all documents that such Person shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent.
     (b) Further, the Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Subsidiary.
     (c) At such time as the principal and interest on the Loans, all LC Obligations, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Rate Hedging Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Facility LCs shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
ARTICLE X
THE AGENT
     10.1 Appointment; Nature of Relationship. BNPP is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent”, it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-105 of the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.
     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any Lenders or any Issuer for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).
     10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or 100% of the Lenders where required hereunder, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.
     10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (determined at the time such indemnity is sought) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, including any of such arising from the Agent’s own negligence or under any doctrine of strict liability, in each case in the Agent’s capacity as such, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(f) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Receipt by Agent of a notice of termination from any of the Guarantors under the “Termination” Section of the Guaranty shall be a notice of default.
     10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.
     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, BNPPSC or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, BNPPSC or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
     10.13 Agent’s Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to the Fee Letter, or as otherwise agreed from time to time.
     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Article IX and Article X.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1 Setoff.
     11.1.1 As Against the Borrower. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations then due and owing to such Lender.
     11.1.2 [Intentionally Omitted].
     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, Section 3.2, Section 3.4 or Section 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Agent, the Lenders, any Issuer and the Swing Line Lender and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of the rights to any Credit Extension or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Credit Extension.
     12.2 Participations.
     12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, or any Reimbursement Obligation or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of fees on any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or releases any collateral held in the Facility LC Collateral Account (except in accordance with the terms hereof).
     12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts then due and owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
     12.3 Assignments.
     12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents, provided any such assignment must be of a Pro Rata Share of both the Revolving Loan Commitment and the Facility LC Commitment of such assignor. Such assignment shall be substantially in the form of Exhibit 12.3.1 or in such other form as may be agreed to by the parties thereto. The consent of the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof), the Agent, the Swing Line Lender and each Issuer shall be required prior to an assignment becoming effective; provided if a Default has occurred and is continuing, or if the assignment is to a Lender or an Affiliate thereof, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed; provided, however, that in the event that the prospective assignee is unable or unwilling to deliver to the Borrower Forms W-8BEN or W-8ECI (or successor forms, as applicable) demonstrating such assignee’s exemption from United States Taxes with respect to all interest payments to be made to such assignee hereunder, then such inability or unwillingness shall constitute a reasonable basis for refusing to consent to such transfer. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Credit Extensions (if the applicable Commitment has been terminated), unless otherwise agreed by the Borrower and the Agent.
     12.3.2 Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     12.3.3 Dissenting Lender. If any Lender shall inform the Agent that such Lender (“Dissenting Lender”) will not consent to, or otherwise agree with, any consent, waiver, amendment, supplement or other modification of any provisions of this Agreement or any other Loan Document, or that such Dissenting Lender will not otherwise agree with the decisions made by the Purchasing Lender (as defined below), the Lenders, the Agent and the Borrower hereby agree that BNPP (or any successor Agent pursuant to the terms hereof) in its individual capacity as a Lender (the “Purchasing Lender”) may, but shall not be obligated to, with the Borrower’s consent, (a) purchase all of the Dissenting Lenders’ rights and obligations under the Loan Documents pursuant to an assignment substantially in the form of Exhibit 12.3.1 or in such other form as may be agreed to by the parties thereto for cash consideration equal to 100% of the outstanding Advances, interest, fees and other amounts then accrued but unpaid to such Dissenting Lender, (b) assume all obligations of the Dissenting Lender under the Loan Documents which obligations as to the Dissenting Lender shall be terminated as of such date, and (c) to comply with the requirements of Section 12.3 applicable to such assignments; provided that, the Borrower’s consent required under this Section shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing.
     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.
     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
ARTICLE XIII
NOTICES
     13.1 Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof or in the case of electronic transmission, to the electronic addresses given to the Agent in writing prior to the Effective Date, (b) in the case of any Lender, at its address or facsimile number set forth on its signature page hereof or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.
     13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIV
COUNTERPARTS
     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent, and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, facsimile transmission or similar writing shall be effective as delivery of a manually executed counterpart to this Agreement.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION;
WAIVER OF JURY TRIAL; ETC
     15.1 CHOICE OF LAW .. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. WITHOUT LIMITATION OF THE FOREGOING, NOTHING IN THIS AGREEMENT, OR IN THE NOTES OR IN ANY OTHER LOAN DOCUMENT SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH ANY LENDER MAY HAVE UNDER APPLICABLE FEDERAL LEGISLATION RELATING TO THE AMOUNT OF INTEREST WHICH SUCH LENDER MAY CONTRACT FOR, TAKE, RECEIVE OR CHARGE IN RESPECT OF THE LOAN AND THE LOAN DOCUMENTS, INCLUDING ANY RIGHT TO TAKE, RECEIVE, RESERVE AND CHARGE INTEREST AT THE RATE ALLOWED BY THE LAW OF THE STATE WHERE ANY LENDER IS LOCATED.
     15.2 CONSENT TO JURISDICTION. THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE

BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER OR ANY GUARANTOR AGAINST THE AGENT, ANY ISSUER, ANY LENDER OR ANY AFFILIATE OF THE AGENT, ANY ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     15.3 WAIVER OF JURY TRIAL. THE BORROWER, EACH GUARANTOR, THE AGENT, EACH ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     15.4 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main New York office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender, any Issuer or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuer or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuer or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuer or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuer or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, any Issuer or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender, such Issuer or the Agent, as the case may be, agrees to remit such excess to the Borrower.
     15.5 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
     15.6 Waiver of Immunity. To the extent that the Borrower or any Guarantor may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower and each Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under the Loan Documents.
     15.7 Delivery of Lender Addendum. Each Lender that executes and delivers a Lender Addendum shall by executing its Lender Addendum be bound by and entitled to the benefits of the Loan Documents as a Lender with the Commitments set forth opposite its name in such Lender Addendum.

     15.8 Separateness of Excluded SPV. The Lenders acknowledge (i) the separateness of the Excluded SPV from other Persons, (ii) that each holder of the Excluded SPV Debt has likely purchased or will likely purchase the Excluded SPV Debt in reliance upon the separateness of the Excluded SPV from other Persons, (iii) that the Excluded SPV has assets and liabilities that are separate from those of other Persons, (iv) that the obligations of the Borrower and the Guarantors under the Loan Documents, and any certificate, notice, instrument or document delivered pursuant thereto (A) do not constitute a debt or obligation of the Excluded SPV and (B) have not been guaranteed by the Excluded SPV, and (v) that the Excluded SPV shall not be personally liable to the Lenders for any amounts payable or any liability under any Loan Document or and any certificate, notice, instrument or document delivered pursuant thereto.
[Remainder of this page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the Borrower, the Guarantors, the Lenders and the Agent have executed this Agreement as of the date first above written.

THE SHAW GROUP INC., as Borrower

By:		/s/ Brian K. Ferraioli

	Name:	Brian K. Ferraioli
	Title:	Executive Vice President and Chief Financial Officer

	Address:	4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: David Kinnison
Telephone: 225-932-2573
Telecopy: 225-987-3114
Signature Page to Second Amended and Restated Credit Agreement
The Shaw Group Inc.

LFG SPECIALTIES, L.L.C., as a Guarantor
By its sole member:

EMCON/OWT, Inc.
By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Assistant Treasurer

B.F. SHAW, INC.
COASTAL PLANNING & ENGINEERING, INC.
EMCON/OWT, INC.
FIELD SERVICES, INC.
SHAW BENECO, INC.
SHAW CONSULTANTS INTERNATIONAL, INC.
SHAW ENERGY & CHEMICALS INTERNATIONAL, INC.
SHAW ENERGY & CHEMICALS, INC.
SHAW ENVIRONMENTAL, INC.
SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.
SHAW INFRASTRUCTURE, INC.
SHAW INTERNATIONAL, INC.
SHAW MID STATES PIPE FABRICATING, INC.
SHAW NAPTECH, INC.
SHAW NORTH CAROLINA, INC.
SHAW POWER, INC.
SHAW SSS FABRICATORS, INC.
STONE & WEBSTER ASIA, INC.
STONE & WEBSTER INTERNATIONAL, INC.
STONE & WEBSTER, INC.,
each as a Guarantor

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Assistant Treasurer

SHAW ALLOY PIPING PRODUCTS, LLC, as a Guarantor
By its sole member:

Shaw Fabrication & Manufacturing, Inc.
By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Vice President and Treasurer

Signature Page to Second Amended and Restated Credit Agreement
The Shaw Group Inc.

SHAW CONSTRUCTORS, INC., as a Guarantor

By:	/s/ Regina N. Hamilton
	Name:	Regina N. Hamilton
	Title:	Assistant Secretary

SHAW FABRICATION & MANUFACTURING, INC., as a Guarantor

By:	/s/ Regina N. Hamilton
	Name:	Regina N. Hamilton
	Title:	Assistant Secretary

SHAW FACILITIES, INC., as a Guarantor

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	President and Treasurer

SHAW GBB, LLC, as a Guarantor
By its sole member:
Shaw Environmental & Infrastructure, Inc.

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Assistant Treasurer

SHAW GLOBAL ENERGY SERVICES, LLC, as a Guarantor
By its sole member:
Shaw Environmental, Inc.

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Assistant Treasurer

Signature Page to Second Amended and Restated Credit Agreement
The Shaw Group Inc.

SHAW POWER SERVICES, LLC
SHAW SUNLAND FABRICATORS, LLC,
each as a Guarantor
By their sole member:

Shaw Fabrication & Manufacturing, Inc.

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Vice President and Treasurer

SHAW RIO GRANDE VALLEY FABRICATION & MANUFACTURING, L.L.C., as a Guarantor
By its sole member:
Shaw Power Services, LLC
By its sole member:

Shaw Fabrication & Manufacturing, Inc.

By:	/s/ David G. Kinnison
Name: David G. Kinnison
Title: Vice President and Treasurer
STONE & WEBSTER CONSTRUCTION, INC., as a Guarantor

By:	/s/ Brandon Politz
	Name:	Brandon Politz
	Title:	Vice President

THE LANDBANK GROUP, INC., as a Guarantor

By:	/s/ David G. Kinnison
	Name:	David G. Kinnison
	Title:	Assistant Treasurer

Signature Page to Second Amended and Restated Credit Agreement
The Shaw Group Inc.

BNP PARIBAS, as Agent, as an Issuer, as Swing Line Lender and individually as a Lender

By: ______________________
Name: John Treadwell, Jr.
Title: Vice President

By: ______________________
Name: **Nicole Mitchell**
Title: Vice President

Revolving Loan Commitment: $116,379,310.35

Facility LC Commitment: $135,000,000.00

Address:

BNP Paribas
One Front Street, 23rd Floor
San Francisco, California 94111
Attention: Jamie Dillon
Telecopier: (415) 291-0563
E-Mail: jamie.dillon@americas.bnpparibas.com

With copies to:

BNP Paribas
787 Seventh Avenue, 9th Floor
New York, New York 10019
Attention: Josh Treadwell
E-Mail: josh.treadwell@americas.bnpparibas.com

BANK OF AMERICA, N.A., as a Co-Syndication Agent and individually as a Lender

By: [signature]
Name: G. Scott Lambert
Title: Vice President

Revolving Loan Commitment: $103,448,275.86

Facility LC Commitment: $120,000,000.00

Address:

333 South Hope Street, 24th Floor
CA9-193-24-05
Los Angeles, CA 90077

COMPASS BANK, as a Co-Syndication Agent and individually as a Lender

By: ______________________
Name: Payton K. Swope
Title: Senior Vice President

Revolving Loan Commitment: $103,448,275.86

Facility LC Commitment: $120,000,000

Address: 24 Greenway Plaza, Suite 1403, Houston, TX 77046 713.499.8723 O 713.968.8211 F

FIFTH THIRD BANK, N.A., as a Co-Documentation Agent and individually as a Lender

By: *[signature]*
Name: Justin P. Fontenot
Title: Vice-President

Revolving Loan Commitment: $103,448,275.86

Facility LC Commitment: $120,000,000.00

Address: 424 Church Street
Suite 600
Nashville, TN 37219

Phone/Fax Contact:

Eric Bodenmiller
P: 513-358-9968
F: 513-358-3480

BANK OF MONTREAL, as a Co-Documentation Agent and individually as a Lender

By: [signature]
Name: John Armstrong
Title: Director

Revolving Loan Commitment: $86,206,896.55

Facility LC Commitment: $100,000,000.00

Address:

John Armstrong
111 W. Monroe St. – 5th Floor
Chicago, IL 60603

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By: ______________________
Name: Laurance Bressler
Title: Managing Director

Revolving Loan Commitment: $43,103,448.28

Facility LC Commitment: $50,000,000.00

Address: 1251 Avenue of the Americas
New York, NY 10020-1104

MORGAN STANLEY BANK, N.A., as a Lender

By: ______________________
Name: Melissa James
Title: Authorized Signatory

Revolving Loan Commitment: $_43,103,448.28____

Facility LC Commitment: $_50,000,000.00_______

Address:

Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street, 5th Floor
Salt Lake City, Utah 84111
36-3707380

REGIONS BANK, as a Lender

By: ______________________
Name: Anita L Coyle
Title: Senior Vice President

Revolving Loan Commitment: $86,206,896.55

Facility LC Commitment: $100,000,000

Address: 400 Convention Street
Suite 900
Baton Rouge, LA 70802

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: ______________________
Name: Santiago Riviere
Title: Vice President

Revolving Loan Commitment: $73,275,862.07

Facility LC Commitment: $85,000,000

Address: 1441 Brickell Avenue, 10th Floor
Miami, FL 33131

THE BANK OF NOVA SCOTIA, as a Lender

By: ______________________
Name: Mark Sparrow
Title: Director

Revolving Loan Commitment: $73,275,862.07

Facility LC Commitment: $85,000,000

Address: 711 Louisiana, Suite 1400
Houston, TX 77002

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By: [signature]
Name: Shuji Yabe
Title: General Manager

Revolving Loan Commitment: $64,655,172.41

Facility LC Commitment: $75,000,000.00

Address:

277 Park Avenue

New York, NY 10172

SUNTRUST BANK, as a Lender

By: ______________________
Name: David Simpson
Title: Vice President

Revolving Loan Commitment: $73,275,862.07

Facility LC Commitment: $85,000,000

Address: 303 Peachtree Street NE
Atlanta, GA 30308

WELLS FARGO BANK, N.A., as a Lender

By: ____________________________
Name: Douglas E Kilton
Title: Regional Vice President

Revolving Loan Commitment: $64,655,172.41

Facility LC Commitment: $75,000,000.00

Address: 420 N 20th Street, 7th Floor
Birmingham, AL 35203

BARCLAYS BANK PLC, as a Lender

By: ______________________

Name: Niv Kazimirov

Title: Associate Director

Revolving Loan Commitment: $ 43,103,448.28

Facility LC Commitment: $ 50,000,000

Address: Barclays Bank PLC
One Churchill Place
London
UK
E14 5HP

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By: ______________________
Name: Elizabeth Seigler
Title: Assistant Vice President

Revolving Loan Commitment: $43,103,448.28

Facility LC Commitment: $50,000,000

Address: 200 2nd Street, Winston Salem, NC 27101

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By: ______________________
Name: Christopher Reo Day
Title: Vice President

By: ______________________
Name: Ari Bruger
Title: Vice President

Revolving Loan Commitment: $43,103,448.28

Facility LC Commitment: $50,000,000.00

Address: Eleven Madison Avenue
New York, NY 10010-3629

UBS AG, STAMFORD BRANCH, as a Lender

By: ______________________
Name: Irja R. Otsa
Title: Associate Director

By: ______________________
Name: Mary E. Evans
Title: Associate Director

Revolving Loan Commitment: $ 43,103,448.28

Facility LC Commitment: $ 50,000,000

Address: 677 Washington Blvd.
Stamford, CT 06905
Attn: Samantha Mason
Tel: 203 719 4839
Fax: 203 719 3390
E-mail: samantha.mason@ubs.com

UNITED OVERSEAS BANK LIMITED, as a Lender

By: ______________________
Name: Koh Kok Jin
Title: Executive Director, General Manager

By: ______________________
Name: Mario Sheng
Title: Assistant Vice-President, Credit Admin

Facility LC Commitment: **$50,000,000.00 ($50 million)**

Revolving Loan Commitment: **$43,103,448.28 ($43.103 million)**

Address: 592 Fifth Avenue, UOB Building 10th Floor
New York, NY 10036

Tel: (1) 212-382-0088

Fax: (1) 212-382-1881

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Facility or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

Name of Lender: NATIXIS, as a Departing Lender

By ____________________
Name: P J van Tulder
Title: Managing Director

By ____________________
Name: NICOLAS REGENT
Title: DIRECTOR

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Facility or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

Name of Lender:

Amegy Bank N A,
as a Departing Lender

By ______________________
Name: Kenyatta B. Gibbs
Title: Vice President

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Facility or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

Name of Lender:

Arab Banking Corporation BSC,
as a Departing Lender

By ______________________
Name: Thomas J. Cahalane
Title: AGM, Administration

By ______________________
Name: Tony G. Berbari
Title: Head of Trade Finance, NY Branch

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Facility or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

Name of Lender:

KEYBANK NATIONAL ASSOCIATION,
as a Departing Lender

By [signature]
Name: Frank J. Jancar
Title: Vice President

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Facility or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

Name of Lender:

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND.
as a Departing Lender

By ____________________
Name: Carl Andresen RICHARD CAMERA
Title: Director M.D

PRICING SCHEDULE
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the following table, so long as the Loans are rated by Moody’s and S&P, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Loans:

		Applicable	Applicable	Financial LC	Performance	Commitment
Level	Rating Levels	LIBOR Margin	ABR Margin	Fee	LC Fee	Fee
I	BBB/Baa2 or above	1.50%	0.50%	1.50%	0.90%	0.25%

II	BBB-/Baa3	1.75%	0.75%	1.75%	1.05%	0.30%

III	BB+/Ba1	2.00%	1.00%	2.00%	1.20%	0.35%

IV	BB/Ba2	2.25%	1.25%	2.25%	1.35%	0.40%

V	BB-/Ba3 or below	2.75%	1.75%	2.75%	1.65%	0.50%
     For purposes of the foregoing pricing schedule, (a) if either Moody’s or S&P (but not both) shall have in effect a rating for the Loans, then the level shall be based upon that rating; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Loans, as the case may be, shall fall within different Levels, the Applicable Margin and Applicable Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Margin and Applicable Fee Rate shall be determined by reference to the Level next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s or S&P for the Loans shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced or published by the applicable rating agency or, in the absence of such announcement or publication, on the effective date of such rating as determined by the Agent. Each change in the Applicable Margin and Applicable Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin and Applicable Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     The pricing above is in addition to fees paid per Section 4.1(b).
Exhibits and Schedules — Page 1

     If neither Moody’s nor S&P shall have in effect a rating for the Loans, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the following table, based upon the Leverage Ratio as of the then-most recently delivered financial statements of the Borrower and its Subsidiaries referred to in Section 6.1:

		Applicable	Applicable	Financial LC	Performance	Commitment
Level	Leverage Ratio	LIBOR Margin	ABR Margin	Fee	LC Fee	Fee
I	< 0.75 to 1.00	1.75%	0.75%	1.75%	1.05%	0.30%

II	≥ 0.75 to 1.00 but < 1.25 to 1.00	2.00%	1.00%	2.00%	1.20%	0.35%

III	≥ 1.25 to 1.00 but < 1.75 to 1.00	2.25%	1.25%	2.25%	1.35%	0.40%

IV	≥ 1.75 to 1.00	2.75%	1.75%	2.75%	1.75%	0.50%
     The pricing above is in addition to fees paid per Section 4.1(b).
Exhibits and Schedules — Page 2

EXHIBIT 2.13(d)
NOTE
[Date]
     The Shaw Group Inc., a Louisiana corporation (the “Borrower”), promises to pay __________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of BNP Paribas, [______________________], together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of June 15, 2011 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender and BNP Paribas, as an Issuer and as Agent. Reference is hereby made to this Agreement for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

THE SHAW GROUP INC.
By:
Name:
Title:

Exhibits and Schedules — Page 3

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _______________,
DATED _______________,

	Principal Amount	Maturity of	Principal Amount	Unpaid
Date	of Loan	Interest Period	Paid	Balance

Exhibits and Schedules — Page 4

EXHIBIT 2.21
FORM OF LENDER ADDENDUM
LENDER ADDENDUM
               Reference is made to the Second Amended and Restated Credit Agreement dated as of June 15, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among The Shaw Group Inc., a Louisiana corporation (the “Borrower”), the lenders party thereto and BNP Paribas, as Agent for the Lenders and as an Issuer. Terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Credit Agreement.
               Subject to the effectiveness of the amendment and restatement of the Existing Facility, upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 2.21 and Section 15.7 of the Credit Agreement, the undersigned (i) to the extent not already a Lender, hereby becomes a Lender under the Credit Agreement and (ii) shall have Facility LC Commitments (including, if the undersigned is already a Lender, its Facility LC Commitment before giving effect hereto) in an aggregate amount equal to $_____________, effective as of the date of acceptance specified below. To the extent that the undersigned is already a Lender under the Credit Agreement, the Facility LC Commitments on this Lender Addendum shall supersede its previous Facility LC Commitments under the Credit Agreement.
               This Lender Addendum shall be construed in accordance with and governed by the law of the State of New York. This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
               IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this ____ day of _____.

[NAME OF LENDER]
By:
Name:
Title:

Accepted and agreed this day of [ ]:
THE SHAW GROUP INC.
By:
Name:
Title:

BNP PARIBAS, as Agent

By:
Name:
Title:

By:
Name:
Title:
Exhibits and Schedules — Page 5

EXHIBIT 6.1(d) COMPLIANCE CERTIFICATE
[date]

To:	The Lenders party to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of June 15, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among The Shaw Group Inc., a Louisiana corporation (the “Borrower”), the lenders party thereto and BNP Paribas, as Agent for the Lenders and as an Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings attributed to them in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected chief financial officer of the Borrower.
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     6. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.
     Described below are the exceptions, if any, to paragraph 3 listing the nature and stating the condition or event which constitutes a Default or Unmatured Default, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the schedules attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _______________, ____.
Exhibits and Schedules — Page 6

The Shaw Group Inc.
By:
Name:
Title:

Exhibits and Schedules — Page 7

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of Section 6.21 of the Agreement
Exhibits and Schedules — Page 8

SCHEDULE II TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due
Exhibits and Schedules — Page 9

EXHIBIT 6.1(i)
BACKLOG REPORT
THE SHAW GROUP INC.
MAJOR PROJECTS CONSOLIDATED PROGRESS TO DATE
As of _____________________________
Includes Projects with $10 million or More in Backlog
($ in 000’s)

BILLINGS
							TOTAL			EARNED	COSTS & EARNINGS	IN EXCESS OF
		PROJECT	PROJECT		FORECASTED	TOTAL	GROSS	EARNED	COSTS TO	GROSS	IN EXCESS	COSTS &
CUSTOMER	BUSINESS	LOCATION	SCOPE	FIRM	REVENUE	COSTS	MARGIN	REVENUE	DATE	MARGIN	OF BILLINGS	EARNINGS

Exhibits and Schedules — Page 10

EXHIBIT 12.3.1 ASSIGNMENT AGREEMENT
     This Assignment Agreement (this “Assignment Agreement”) between _______________ __________________(the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__. The parties hereto agree as follows:
     1. PRELIMINARY STATEMENT. The Assignor is a party to a Second Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.
     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.
     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if (i) the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date and (ii) the payment of the recordation fee, described in Section 5 of this Assignment Agreement, is not made to the Agent on or before the Effective Date. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, the Effective Date will not occur unless the Assignee delivers to the Borrower and the Agent concurrently with the Effective Date two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacement or successor forms, as the case may be), certifying in either case that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest, Reimbursement Obligations and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Credit Extensions and fees received from the Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
     5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.
Exhibits and Schedules — Page 11

     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Credit Extensions or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Credit Extensions or the Loan Documents.
     7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.
     8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York and the United States of America.
     9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.
     10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment
Exhibits and Schedules — Page 12

Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.
     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.
Exhibits and Schedules — Page 13

SCHEDULE 1 to Assignment Agreement
1.	Description and Date of Credit Agreement: Second Amended and Restated Credit Agreement dated as of June 15, 2011 among The Shaw Group Inc., the lenders party thereto, and BNP Paribas, as Agent

2.	Date of Assignment Agreement: _______________, 20_____

3.	Amounts (As of Date of Item 2 above):

			Revolving Loan	Facility LC
			Commitment	Commitment
	a.	Assignee’s percentage of each Facility purchased under the Assignment Agreement*	%	%

	b.	Amount of each Facility purchased under the Assignment Agreement*	$	$

4.	Assignee’s Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:		$	$
5.	Proposed Effective Date: , 20_____

6.	Non-standard Recordation Fee Arrangement N/A**
[Assignor/Assignee
to pay 100% of fee]

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Name:	Name:

Title:	Title:

Exhibits and Schedules — Page 14

ACCEPTED AND CONSENTED TO *** BY	ACCEPTED AND CONSENTED TO*** BY

The Shaw Group Inc.	BNP Paribas, as Agent and as Swing Line Lender

By:	By:

Name:	Name:

Title:	Title:

*	Percentage taken to 10 decimal places

**	If fee is split 50-50, pick N/A as option

***	Delete if not required by Credit Agreement
Exhibits and Schedules — Page 15

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT
ADMINISTRATIVE INFORMATION SHEET
Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)
ASSIGNOR INFORMATION
Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION
Credit Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:

Name:	Name:

Telephone No.:	Telephone No.:

Fax No.:	Fax No.:

Telex No.:	Telex No.:

Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Exhibits and Schedules — Page 16

Address for Notices for Assignee:

Exhibits and Schedules — Page 17

AGENT INFORMATION
     Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name: _	Name: _

Telephone No.: (___)_	Telephone No.: (___)_

Fax No.: (___) _____	Fax No.: (___) _____

BNPP Telex No.:
Initial Funding Standards:
Libor — Fund 2 days after rates are set.
BNPP Wire Instructions:
Address for Notices for BNP:

Exhibits and Schedules — Page 18

SCHEDULE 2.19
EXISTING FACILITY LETTERS OF CREDIT
AS OF JUNE 8, 2011

BANK EXPIRY
LC NUMBER	BENEFICIARY	DATE	AMOUNT (USD)

**

Exhibits and Schedules — Page 19

SCHEDULE 5.7
LITIGATION AND CONTINGENT OBLIGATIONS
None.

Exhibits and Schedules — Page 20

Schedule 5.8 — Subsidiaries

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
ACL Piping, Inc.	Texas	The Shaw Group Inc.	100.0000
Aiton & Co Limited	England & Wales	Shaw Group UK Limited	100.0000
American Plastic Pipe and Supply, L.L.C.	Louisiana	EMCON/OWT, Inc.	100.0000
Arlington Avenue E Venture, LLC	Delaware	LandBank Properties, L.L.C.	100.0000
Atlantic Contingency Constructors, LLC	Louisiana	Shaw Environmental & Infrastructure, Inc.	60.0000
B.F. Shaw, Inc.	South Carolina	The Shaw Group Inc.	100.0000	X
Badger Technologies, L.L.C.	Louisiana	Stone & Webster Process Technology, Inc.	100.0000
Badger Technology Holdings, L.L.C.	Louisiana	Badger Technologies, L.L.C.	100.0000
Benicia North Gateway II, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
C.B.P. Engineering Corp.	Illinois	Prospect Industries (Holdings) Inc.	100.0000
Camden Road Venture, LLC	Delaware	LandBank Properties, L.L.C.	100.0000
Chimento Wetlands, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Coastal Consultoria Ambiental Ltda.	Brazil	Coastal Planning & Engineering, Inc.	100.0000
Coastal Estuary Services, L.L.C.	Louisiana	Shaw Environmental & Infrastructure, Inc.	50.1000
Coastal Infrastructure Solutions, LLC	Louisiana	Shaw Environmental & Infrastructure, Inc.	80.0000
Coastal Planning & Engineering, Inc.	Florida	Shaw Environmental & Infrastructure, Inc.	100.0000	X
Cojafex B.V.	Netherlands	The Shaw Group Inc.	100.0000
EDS Equipment Company, LLC	Delaware	Shaw Transmission & Distribution Services, Inc.	100.0000
EMCON/OWT, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000	X
Environmental Solutions (Cayman) Ltd.	Cayman Islands	Environmental Solutions Holding Ltd.	100.0000
Environmental Solutions Holding Ltd.	Cayman Islands	GHG Solutions, Inc.	100.0000
Environmental Solutions Ltd.	Cayman Islands	Environmental Solutions (Cayman) Ltd.	100.0000
Environmental Solutions of Ecuador S.A. Envisolutec	Ecuador	Environmental Solutions Ltd.	99.8750
Field Services Canada Inc.	New Brunswick	Shaw Canada L.P.	100.0000
Field Services, Inc.	Louisiana	Stone & Webster, Inc.	100.0000	X
Findlay Inn Limited Partnership	Unknown	Shaw Environmental & Infrastructure, Inc.	100.0000
Ft. Leonard Wood Management Company, L.L.C.	Louisiana	Shaw Ft. Leonard Wood Housing II, L.L.C.	100.0000
GFM Real Estate LLC	Louisiana	Shaw Facilities, Inc.	100.0000
GHG Solutions, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Great Southwest Parkway Venture, LLC	Delaware	LandBank Properties, L.L.C.	100.0000
Greater Baton Rouge Ethanol, L.L.C.	Louisiana	Shaw Biofuels, L.L.C.	100.0000
HL Newhall II, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Holding Manufacturas Shaw South America, C.A.	Venezuela	Manufacturas Shaw South America, C.A.	50.0000
Holding Manufacturas Shaw South America, C.A.	Venezuela	Shaw International, Inc.	50.0000
Integrated Site Solutions, L.L.C.	Michigan	Shaw Environmental & Infrastructure, Inc.	100.0000

Exhibits and Schedules — Page 21

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
International Consultants, L.L.C.	Louisiana	Stone & Webster, Inc.	100.0000
IT Holdings Canada, Inc.	New Brunswick	Stone & Webster Canada Holding One (N.S.), ULC	100.0000
Jernee Mill Road, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Kato Road II, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Kings Bay Support Services, LLC	Delaware	Shaw Environmental & Infrastructure, Inc.	65.0000
KIP I, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
LandBank Baker, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
LandBank Properties, L.L.C.	Louisiana	The LandBank Group, Inc.	100.0000
LFG Specialties, L.L.C.	Louisiana	EMCON/OWT, Inc.	100.0000	X
Lone Star Fabricators, Inc.	Texas	The Shaw Group Inc.	100.0000
Manufacturas Shaw South America, C.A.	Venezuela	Shaw International, Inc.	100.0000
Millstone River Wetland Services, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Norwood Venture I, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Nuclear Technology Solutions, L.L.C.	Delaware	S C Woods, L.L.C.	100.0000
Otay Mesa Ventures II, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Pacific Support Group LLC	Hawaii	Shaw California, L.L.C.	75.0000
Pike Properties I, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Pike Properties II, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Pipework Engineering and Developments Limited	England & Wales	Shaw Group UK Holdings	100.0000
Plattsburg Venture, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
Prospect Industries (Holdings) Inc.	Delaware	Shaw Power Services, LLC	100.0000
PT Stone & Webster Indonesia	Jakarta-Indonesia	Stone & Webster Asia, Inc.	75.0000
Raritan Venture I, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
S C Woods, L.L.C.	Delaware	Stone & Webster, Inc.	100.0000
SELS Administrative Services, L.L.C.	Missouri	Shaw Environmental Liability Solutions, L.L.C.	100.0000
Shaw A/DE, Inc.	Louisiana	Shaw Fronek Company (FCI), Inc.	100.0000
Shaw Aiton Australia Pty Limited	New South Wales-Australia	The Shaw Group Inc.	99.9998
Shaw Alaska, Inc.	Alaska	The Shaw Group Inc.	100.0000
Shaw Alloy Piping Products, LLC	Louisiana	Shaw Fabrication & Manufacturing, Inc.	100.0000	X
Shaw Americas, L.L.C.	Louisiana	The Shaw Group Inc.	100.0000
Shaw APP Tubeline, Inc.	New Jersey	Shaw Alloy Piping Products, LLC	100.0000
Shaw AREVA Mox Services, LLC	South Carolina	Shaw Environmental & Infrastructure, Inc.	30.0000
Shaw AREVA Mox Services, LLC	South Carolina	Shaw Project Services Group, Inc.	40.0000
Shaw Beale Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw Beneco, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Biofuels, L.L.C.	Louisiana	Shaw Capital, Inc.	100.0000
Shaw California, L.L.C.	Louisiana	Shaw Environmental, Inc.	100.0000
Shaw Canada L.P.	Ontario	Stone & Webster Canada Holding One (N.S.), ULC	99.0000
Shaw Capital (Cayman)	Cayman Islands	Shaw Capital, Inc.	100.0000
Shaw Capital, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw CENTCOM Services, L.L.C.	Louisiana	Shaw Environmental & Infrastructure, Inc.	60.0000

Exhibits and Schedules — Page 22

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
Shaw CMS, Inc.	Delaware	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Coastal, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Connex, Inc.	Delaware	Prospect Industries (Holdings) Inc.	100.0000
Shaw Constructors, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Consultants International Limited	England & Wales	Shaw Energy & Chemicals Limited	100.0000	X
Shaw Consultants International, Inc.	Louisiana	Stone & Webster, Inc.	100.0000
Shaw Dunn Limited	England & Wales	Shaw Group UK Holdings	100.0000
Shaw E & I International Ltd.	Cayman Islands	Shaw International, Inc.	100.0000
Shaw E & I Investment Holdings, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw East Tennessee Solutions, LLC	Tennessee	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Energy & Chemicals France SAS	France	Shaw Energy & Chemicals Limited	100.0000
Shaw Energy & Chemicals International, Inc.	Louisiana	Shaw International, Inc.	100.0000	X
Shaw Energy & Chemicals Limited	England & Wales	Shaw Group UK Holdings	100.0000
Shaw Energy & Chemicals, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Energy Services, Inc.	Louisiana	Shaw Transmission & Distribution Services, Inc.	100.0000
Shaw Environmental & Infrastructure International, LLC	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Environmental & Infrastructure Massachusetts, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Environmental & Infrastructure, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Environmental International, Inc.	Louisiana	Shaw Environmental, Inc.	100.0000
Shaw Environmental Liability Solutions, L.L.C.	Louisiana	Shaw E & I Investment Holdings, Inc.	100.0000
Shaw Environmental, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000	X
Shaw Europe, Inc.	Louisiana	Shaw Environmental, Inc.	100.0000
Shaw Export Company, S. de R. L. de C.V.	Mexico	Shaw Mexican Holdings, S. de R.L. de C.V.	99.0000
Shaw Fabrication & Manufacturing International, Inc.	Louisiana	Shaw International, Inc.	100.0000
Shaw Fabrication & Manufacturing, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Fabricators, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Facilities, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Far East Services, LLC	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Field Services, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw FMG, LLC	Louisiana	The Shaw Group Inc.	100.0000
Shaw Fronek Company (FCI), Inc.	Delaware	The Shaw Group Inc.	100.0000
Shaw Fronek Power Services, Inc.	Louisiana	Shaw Fronek Company (FCI), Inc.	100.0000
Shaw Ft. Leonard Wood Housing II, L.L.C.	Louisiana	Shaw Ft. Leonard Wood Housing, L.L.C.	100.0000
Shaw Ft. Leonard Wood Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw GBB International, LLC	Alabama	Shaw GBB, LLC	100.0000
Shaw GBB Maintenance, Inc.	Alabama	Shaw Environmental & Infrastructure, Inc.	100.0000

Exhibits and Schedules — Page 23

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
Shaw GBB, LLC	Alabama	Shaw Environmental & Infrastructure, Inc.	100.0000	X
Shaw Global Energy Services, LLC	Louisiana	Shaw Environmental, Inc.	100.0000	X
Shaw Global Offshore Services, Inc.	Louisiana	Shaw Global Energy Services, LLC	100.0000
Shaw Global Services, LLC	Louisiana	Shaw Far East Services, LLC	100.0000
Shaw Global, L.L.C.	Delaware	Shaw Overseas (Far East) Ltd.	100.0000
Shaw Group Power Limited	England & Wales	Shaw Group UK Holdings	100.0000
Shaw Group UK Holdings	England & Wales	Shaw Global, L.L.C.	100.0000
Shaw Group UK International Services, Ltd.	England & Wales	Shaw Group UK Holdings	100.0000
Shaw Group UK Limited	England & Wales	Shaw Group UK Holdings	100.0000
Shaw GRP of California	California	The Shaw Group Inc.	100.0000
Shaw Hanscom Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw Heat Treating Service, C.A.	Venezuela	Manufacturas Shaw South America, C.A.	99.9000
Shaw Home Louisiana, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw India Limited	Maharashtra - India	Shaw Pacific Pte. Ltd.	50.0000
Shaw India Limited	Maharashtra - India	Stone & Webster, Inc.	50.0000
Shaw Industrial Supply Co., Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Infrastructure, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000	X
Shaw Intellectual Property Holdings, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw International Management Services Two, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	50.0000
Shaw International Management Services Two, Inc.	Louisiana	Shaw International, Inc.	50.0000
Shaw International, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw International, Ltd.	Cayman Islands	Shaw International, Inc.	100.0000
Shaw JV Holdings, L.L.C.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Lancas, C.A.	Venezuela	Shaw International, Inc.	100.0000
Shaw Liquid Solutions LLC	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Little Rock Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw Maintenance, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Managed Services, LLC	Louisiana	Shaw Fabrication & Manufacturing, Inc.	100.0000
Shaw Management Services One, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Manpower, S. de R.L. de C.V.	Mexico	Shaw Mexican Holdings, S. de R.L. de C.V.	99.0000
Shaw Matamoros Fabrication and Manufacturing, S. de R.L. de C.V.	Matamoros, Tamauilipas - Mexico	Shaw Rio Grande Valley Fabrication & Manufacturing, L.L.C.	99.0000
Shaw Mexican Holdings, S. de R.L. de C.V.	Mexico	Shaw Mexico, L.L.C.	99.0000
Shaw Mexico Employment Recruiters, S. de R.L. de C.V.	Mexico	Shaw Rio Grande Valley Fabrication & Manufacturing, L.L.C.	99.0000
Shaw Mexico Real Estate Holdings, S. de R.L. de C.V.	Mexico	Shaw Rio Grande Valley Fabrication & Manufacturing, L.L.C.	99.0000
Shaw Mexico, L.L.C.	Delaware	Shaw Americas, L.L.C.	100.0000
Shaw Mid States Pipe Fabricating, Inc.	Arkansas	The Shaw Group Inc.	100.0000	X
Shaw Morgan City Terminal, Inc.	Louisiana	Shaw Environmental & Infrastructure, Inc.	100.0000

Exhibits and Schedules — Page 24

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
Shaw NAPTech, Inc.	Delaware	The Shaw Group Inc.	100.0000	X
Shaw NC Company, Inc.	North Carolina	Shaw Transmission & Distribution Services, Inc.	100.0000
Shaw North Carolina, Inc.	North Carolina	Stone & Webster, Inc.	100.0000	X
Shaw Northeast Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw Northwest Housing, L.L.C.	Louisiana	Shaw Infrastructure, Inc.	100.0000
Shaw Nuclear Energy Holdings (UK), Inc.	Louisiana	Shaw Transmission & Distribution Services, Inc.	100.0000
Shaw Nuclear Services, Inc.	Louisiana	Shaw Power, Inc.	100.0000
Shaw Overseas (Far East) Ltd.	Cayman Islands	Shaw International, Inc.	100.0000
Shaw Overseas (Middle East) Ltd.	Cayman Islands	Shaw International, Inc.	100.0000
Shaw Pacific Pte. Ltd.	Singapore	Shaw International, Inc.	100.0000
Shaw Pipe Supports, Inc.	Texas	The Shaw Group Inc.	100.0000
Shaw Power Delivery Systems, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Power International, Inc.	Louisiana	Shaw International, Inc.	100.0000
Shaw Power Services Group, L.L.C.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Power Services, LLC	Louisiana	Shaw Fabrication & Manufacturing, Inc.	100.0000	X
Shaw Power Technologies, Inc.	Louisiana	Shaw Consultants International, Inc.	100.0000
Shaw Power, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Process and Industrial Group, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Process Fabricators, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Project Services Group, Inc.	Delaware	Shaw Environmental & Infrastructure, Inc.	100.0000
Shaw Property Holdings, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Remediation Services, L.L.C.	Louisiana	The Shaw Group Inc.	100.0000
Shaw Rio Grande Holdings, L.L.C.	Louisiana	Shaw Rio Grande Valley Fabrication & Manufacturing, L.L.C.	100.0000
Shaw Rio Grande Valley Fabrication & Manufacturing, L.L.C.	Louisiana	Shaw Power Services, LLC	100.0000	X
Shaw Services, L.L.C	Louisiana	The Shaw Group Inc.	100.0000
Shaw SKE&C Middle East, Ltd.	Cayman Islands	The Shaw Group International Inc.	53.0000
Shaw SSS Fabricators, Inc.	Louisiana	The Shaw Group Inc.	100.0000	X
Shaw Stone & Webster Arabia Co., Ltd.	Saudi Arabia	Shaw International, Ltd.	80.0000
Shaw Sunland Fabricators, LLC	Louisiana	Shaw Fabrication & Manufacturing, Inc.	100.0000	X
Shaw Transmission & Distribution Services International, Inc.	Delaware	Shaw Transmission & Distribution Services, Inc.	100.0000
Shaw Transmission & Distribution Services, Inc.	Louisiana	Shaw Power Delivery Systems, Inc.	100.0000
Shaw Tulsa Fabricators, Inc.	Oklahoma	The Shaw Group Inc.	100.0000
Shaw-Robotic Environmental Services, L.L.C.	Louisiana	Shaw Environmental & Infrastructure, Inc.	70.0000
So-Glen Gas Co., LLC	Ohio	EMCON/OWT, Inc.	100.0000
Stone & Webster Asia, Inc.	Louisiana	Stone & Webster, Inc.	100.0000	X
Stone & Webster Canada Holding One (N.S.), ULC	Nova Scotia	Stone & Webster Holding One, Inc.	50.0000
Stone & Webster Canada Holding One (N.S.), ULC	Nova Scotia	Stone & Webster Holding Two, Inc.	50.0000
Stone & Webster Canada Holding Two, Inc.	New Brunswick	Stone & Webster Holding One, Inc.	50.0000
Stone & Webster Canada Holding Two, Inc.	New Brunswick	Stone & Webster Holding Two, Inc.	50.0000

Exhibits and Schedules — Page 25

	Domestic		Percent	Material
Subsidiary Name	Jurisdiction	Subsidiary Owner Name	Owned	Subsidiaries
Stone & Webster Construction Services, L.L.C.	Louisiana	Stone & Webster Construction, Inc.	100.0000
Stone & Webster Construction, Inc.	Louisiana	Stone & Webster, Inc.	100.0000	X
Stone & Webster Engineering (Thailand) Ltd.	Thailand	Stone & Webster International, Inc.	100.0000
Stone & Webster Engineering Projects Private Limited	New Delhi - India	Stone & Webster International B.V.	99.9979
Stone & Webster Holding One, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Stone & Webster Holding Two, Inc.	Louisiana	The Shaw Group Inc.	100.0000
Stone & Webster Insaat ve Muhendislik Limited Sirketi	Turkey	Shaw Energy & Chemicals Limited	50.0000
Stone & Webster Insaat ve Muhendislik Limited Sirketi	Turkey	Stone & Webster International B.V.	50.0000
Stone & Webster International B.V.	Netherlands	Stone & Webster International Holdings, Inc.	100.0000
Stone & Webster International Holdings, Inc.	Louisiana	Stone & Webster, Inc.	100.0000
Stone & Webster International, Inc.	Louisiana	Stone & Webster, Inc.	100.0000	X
Stone & Webster Massachusetts, Inc.	Massachusetts	Stone & Webster, Inc.	100.0000
Stone & Webster Mauritius Limited	Mauritius	Stone & Webster International, Inc.	100.0000
Stone & Webster Michigan, Inc.	Michigan	Stone & Webster, Inc.	100.0000
Stone & Webster Process Technologies B.V.	Amsterdam - Netherlands	Stone & Webster International B.V.	100.0000
Stone & Webster Process Technology, Inc.	Louisiana	Stone & Webster Holding One, Inc.	50.0000
Stone & Webster Process Technology, Inc.	Louisiana	Stone & Webster Holding Two, Inc.	50.0000
Stone & Webster Services, L.L.C.	Louisiana	Stone & Webster, Inc.	100.0000
Stone & Webster, Inc.	Louisiana	Stone & Webster Holding One, Inc.	50.0000	X
Stone & Webster, Inc.	Louisiana	Stone & Webster Holding Two, Inc.	50.0000	X
The LandBank Group, Inc.	Louisiana	Shaw E & I Investment Holdings, Inc.	100.0000	X
The Shaw Group International Inc.	Cayman Islands	Shaw International, Inc.	100.0000
The Shaw Group UK 1997 Pension Scheme Limited	England & Wales	Shaw Group UK Limited	100.0000
The Shaw Group UK 2001 Pension Plan Limited	England & Wales	Shaw Group UK Limited	100.0000
The Shaw Group UK Pension Plan Limited	England & Wales	Shaw Group UK Limited	100.0000
TVL Lender II, Inc.	Delaware	The Shaw Group Inc.	100.0000
United Conversion Services, LLC	Delaware	Shaw Environmental & Infrastructure, Inc.	53.0000
Whessoe Piping Systems Limited	England & Wales	Shaw Group UK Limited	100.0000
Whippany Venture I, L.L.C.	Louisiana	LandBank Properties, L.L.C.	100.0000
World Industrial Constructors, Inc.	Virgin Islands (US)	Shaw International, Inc.	50.0000
World Industrial Constructors, Inc.	Virgin Islands (US)	The Shaw Group Inc.	50.0000

Exhibits and Schedules — Page 26

SCHEDULE 5.12
MATERIAL AGREEMENTS
Intercompany loan transactions or intercompany guaranties of Indebtedness permitted by this Agreement (i) between the Borrower and any of its Subsidiaries or (ii) between a Subsidiary and the Borrower or another Subsidiary.

Exhibits and Schedules — Page 27

SCHEDULE 6.11(b) — Indebtedness
Our debt (including capital lease obligations) as of February 28, 2011 consisted of the following (in thousands):

	February 28, 2011
	Short-term	Long-term
Notes payable on purchases of equipment	$80	$—
Capital lease obligations	363	808
Westinghouse Bonds	1,579,876	—

Total	$1,580,319	$808

Exhibits and Schedules — Page 28

SCHEDULE 6.14(b) — Investments
**

Exhibits and Schedules — Page 29

SCHEDULE 6.15(c) — Liens
1. Liens associated with restricted cash and short-term investments (in thousands):

February 28,
2011
Contractually required by projects	$2,861
Voluntarily used to secure letters of credit to avoid bank fees	292,501
Secure contingent obligations in lieu of letters of credit	20,611
Assets held in trust and other	29,144

$345,117

2. Liens associated with Indebtedness listed on Schedule 6.11(b)

Exhibits and Schedules — Page 30

SCHEDULE 6.18(d) — Contingent Obligations
Employment Obligations
1.	The Borrower has entered into employment agreements with each of our senior corporate executives and certain other key employees. In the event of termination, these individuals may be entitled to receive their base salaries, bonuses, and certain other benefits for the remaining term of their agreement and all options and similar awards may become fully vested. Additionally, for certain executives, in the event of death, their estates are entitled to certain payments and benefits.

2.	We deposited cash of $1.8 million and $1.1 million during the years ended August 31, 2010 and August 31, 2009, respectively, for a limited number of key employees under the terms of our Deferred Compensation Plans. These are non-qualified plans for a select group of our highly compensated employees and are utilized primarily as vehicles to provide discretionary deferred compensation amounts, subject to multi-year cliff vesting requirements, in connection with the recruitment or retention of key employees. These long-term deferral awards are evidenced by individual agreements with the participating employees and generally require the employee to maintain continuous employment with us or an affiliate for a minimum period of time. Participating employees direct the funds into investment options, and earnings and losses related to the investments are reflected in each participating employees’ account. At August 31, 2010, other assets include $7.8 million related to these plans.

3.	The Borrower previously deposited $15.0 million for our Chief Executive Officer into an irrevocable trust (often referred to as a Rabbi Trust) for purposes of a non-compete agreement. At August 31, 2010, other current assets included $18.4 million related to this non-compete agreement. The amount of the initial deposit was previously expensed.

4.	In addition to our contributions to the Deferred Compensation Plan, we deposited cash of $1.0 million as of August 31, 2008 into interest bearing accounts pursuant to employment agreements entered into with certain employees. As of August 31, 2010, other assets included $1.0 million related to these employment agreements.

5.	Any other existing or future obligation of the Borrower or its Subsidiaries with respect to employment arrangements of a type similar to those described in items (1) through (4) above.
Other Contingent Obligations
1.	Guarantees of certain subsidiaries obligations under working capital overdraft facilities as evidenced by indemnification agreements as part of a European cash pooling arrangement.

2.	Customary indemnification obligations undertaken by the Borrower and/or its Subsidiaries in connection with acquisitions prior to the effective date of this Agreement.

3.	Novation Indemnification Agreement dated May 3, 2003, by Shaw Environmental & Infrastructure, Inc.; Shaw Environmental, Inc.; and Shaw Infrastructure, Inc.; to IT Group; OHM Remediation Services Corporation; GTI Inc.; and IT Corporation, relating to assumed completed contracts.

Exhibits and Schedules — Page 31